                                MASTER AGREEMENT

                          GENESIS HEALTH VENTURES, INC.

         THIS MASTER AGREEMENT is made as of the 27th day of November, 2000, by and among GENESIS HEALTH VENTURES, INC., a Pennsylvania corporation ("GHV"), MERIDIAN HEALTHCARE, INC., a Pennsylvania corporation ("Meridian Healthcare"), VOLUSIA MERIDIAN LIMITED PARTNERSHIP, a Maryland limited partnership ("Volusia Meridian"), WYNCOTE HEALTHCARE CORP., a Pennsylvania corporation ("Wyncote Healthcare"), PHILADELPHIA AVENUE ASSOCIATES, a Pennsylvania limited partnership ("Philadelphia Associates"), and GERIATRIC AND MEDICAL SERVICES, INC., a New Jersey corporation, GERIATRIC AND MEDICAL COMPANIES, INC., a Delaware corporation (collectively, "Geriatric") and EDELLA STREET ASSOCIATES, a Pennsylvania limited partnership ("Edella"), and ELDERTRUST, a Maryland real estate investment trust ("ET"), ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("ETOP"), ET SUB-MERIDIAN LIMITED PARTNERSHIP, L.L.P., a Virginia limited liability partnership ("ET-Meridian 7"), ET SUB-RITTENHOUSE LIMITED PARTNERSHIP, L.L.P., a Virginia limited liability partnership ("ET-Rittenhouse"), ET SUB-WINDSOR I, L.L.C., a Delaware limited liability company and ET SUB-WINDSOR II, L.L.C., a Delaware limited liability company (collectively "ET-Windsor"), ET SUB-PHILLIPSBURG I, L.L.C., a Delaware limited liability company ("ET-Phillipsburg"), ET SUB-HIGHGATE, L.P., a Pennsylvania limited partnership ("ET-Highgate") and ET SUB-WILLOWBROOK LIMITED PARTNERSHIP, L.L.P., a Virginia limited partnership ("ET-Willowbrook").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, the Genesis Entities (as hereinafter defined) filed for protection under Chapter 11 of the bankruptcy laws of the United States under the Bankruptcy Proceeding (as hereinafter defined); and

         WHEREAS, ET-Meridian 7 is indebted to Meridian Healthcare pursuant to the terms and provisions of the Meridian 7 Note (as hereinafter defined); and

         WHEREAS, Volusia Meridian is indebted to ETOP pursuant to the terms and provisions of the Coquina Place Loan Documents (as hereinafter defined); and

         WHEREAS, Wyncote Healthcare is indebted to ETOP pursuant to the terms and provisions of the Oaks Loan Documents (as hereinafter defined); and

         WHEREAS, Philadelphia Associates is indebted to ETOP pursuant to the terms and provisions of the Mifflin Loan Documents (as hereinafter defined); and

         WHEREAS, the GHV Affiliate Tenants (as hereinafter defined) are the tenants of the GHV Facilities, and such GHV Affiliate Tenants desire to assume the obligations under the GHV Facility Leases (as hereinafter defined) and to have the ET Affiliate Landlords waive any default thereunder resulting from the filing of the Bankruptcy Proceeding as more particularly set forth herein; and

         WHEREAS, Geriatric is the tenant under a certain lease with ET-Rittenhouse and the owner of that certain Adjacent Liberty Court Property (as hereinafter defined), and Geriatric has agreed to transfer the Adjacent Liberty Court Property to ET-Rittenhouse and ET-Rittenhouse has agreed to extend the term of Geriatric's lease for the entire facility (including the Adjacent Liberty Court Property), as more fully described hereafter; and

         WHEREAS, an affiliate of GHV has an interest in Genesis New England (as hereinafter defined), which is the tenant under each of the New England Leases (as hereinafter defined), certain terms of which are to be modified, as described hereafter; and

         WHEREAS, an affiliate of GHV has an interest in Lake Washington (as hereinafter defined), which is indebted to ETOP pursuant to the terms and provisions of the Harbor Place Loan Documents (as hereinafter defined), certain terms of which are to be modified, as described hereafter; and

         WHEREAS, ET-Windsor has agreed to sell to GHV, and GHV has agreed to purchase from ET-Windsor, the Windsor Property (as hereinafter defined); and

         WHEREAS, Geriatric is the tenant under a certain lease with ET-Phillipsburg with respect to the Phillipsburg Property (as hereinafter defined), and Geriatric and ET-Phillipsburg have agreed to make certain repairs and improvements to the Phillipsburg Property, and to modify certain provisions of the Phillipsburg Lease (as hereinafter defined), as more fully described hereafter; and

         WHEREAS, Geriatric is the tenant under a certain lease with ET-Highgate with respect to Highgate (as hereinafter defined), and Geriatric and ET-Highgate have agreed to rectify certain non-monetary defaults resulting from occupancy deficiencies at Highgate; and

         WHEREAS, Edella is the tenant under a certain lease with ET-Willowbrook with respect to Willowbrook (as hereinafter defined), and Edella and ET-Willowbrook have agreed to modify certain provisions of the Willowbrook Lease (as hereinafter defined) so that the rent to be paid thereunder will be based upon a minimum rent rather than a percentage rent; and

         WHEREAS, GHV is the guarantor of each of the GHV Facility Leases, the New England Leases, the Oaks Loan, the Mifflin Court Loan, the Coquina Place Loan and the Harbor Place Loan, under guaranty agreements with, as appropriate, ETOP and the ET Affiliate Landlords (the "Guaranties"); and

         WHEREAS, GHV, as guarantor under the Guaranties, desires to accept and reissue its obligations under the Guaranties to guaranty the Guarantied Leases and the GHV Loans (as such terms are hereinafter defined); and

         WHEREAS, the Genesis Entities and the ElderTrust Entities desire to restructure, confirm and/or modify each of the transactions described above pursuant to the terms and conditions set forth below, and GHV, as guarantor, is amenable to all such modifications as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions of Certain Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         "Adjacent Liberty Court Property" means the land owned by Geriatric located adjacent and connecting to the assisted living facility owned by ET-Rittenhouse, upon which Geriatric has constructed certain improvements which benefit ET-Rittenhouse's property.

         "Agreement" means this document entitled "Master Agreement - Genesis Health Ventures, Inc.", all exhibits and schedules attached hereto or made a part hereof (which are deemed to be a part hereof) and all amendments to this Agreement which are agreed to in writing and signed by the parties hereto.

         "Bankruptcy Court" means United States Bankruptcy Court for the District of Delaware.

         "Bankruptcy Proceeding" means that the bankruptcy case in connection with certain petition filed by the Genesis Entities on June 22, 2000, with the Bankruptcy Court under Case No. 00-2842 (PJW) seeking protection under Chapter 11 of the bankruptcy laws of the United States.

         "Business Day" means a day on which national banking associations are open for the transaction of business in Philadelphia, Pennsylvania.

         "Closing" or "Closing Date" means the date which is five (5) business days after the parties hereto have satisfied all of the requirements and obligations of the Genesis Entities and the ET Entities hereunder, such date in no event being later than January 31, 2001.

         "Coquina Place Loan Documents" means a certain Loan Agreement dated as of January 30, 1998, with respect to the operation of a facility known as Coquina Place in Ormond Beach, Volusia County, Florida, and all loan documents executed in connection therewith, including, without limitation, a certain promissory note dated as of January 30, 1998, in the original principal amount of $4,577,000.00, as amended or modified through the Execution Date, and relating to a loan from ETOP to Volusia Meridian (the "Coquina Place Loan").

         "DIP Lenders" means those certain lenders who are parties to that certain Revolving Credit and Guaranty Agreement dated as of June 22, 2000, involving GHV and other related parties.

         "ElderTrust IP Property" means all rights to the use of the name "ElderTrust", along with any marks, trademarks, signs, logos and other elements of intellectual property used in connection with the name "ElderTrust" as more fully described on Exhibit "C."

         "ET Affiliate Landlords" means those affiliates of ET and ETOP listed on Exhibit "B-1" that are lessors on the GHV Facility Leases and the New England Leases.

         "ET Entities" means ET, ETOP, ET Meridian 7, ET Rittenhouse and the ET Affiliate Landlords.

         "ET Lenders" means all lenders to the ET Entities from whom consent is required to complete the transaction contemplated herein, including without limitation Deutsche Bank, J.P. Morgan, Massachusetts Housing Finance Authority, Eaton Vance and the Chester County Industrial Development Authority.

         "Execution Date" means the date on which this Agreement has been fully executed by all parties hereto.

         "Financeable Lease Terms" means the agreement of the parties to modify the applicable GHV Facility Lease in connection with a refinancing of the applicable GHV Facility, by incorporating or modifying provisions required by a lender in connection with such a refinancing, which are generally and reasonably consistent with similar terms contained in the Lopatcong Lease.

         "Genesis Entities" means GHV, Meridian Healthcare, Volusia Meridian, Wyncote Healthcare, Philadelphia Associates, the GHV Affiliate Tenants and Geriatric.

         "Genesis New England" means Genesis ElderCare Partnership of New England, Limited Partnership, a Massachusetts limited partnership, a joint venture comprised of an affiliate of GHV and an unrelated third party.

         "GHV Affiliate Tenants" means those affiliates of GHV listed on Exhibit "B-2" that are lessees on the GHV Facility Leases.

         "GHV Facility" or "GHV Facilities" mean the facilities listed on Exhibit "A-1" which are the subject of lease agreements between ET Affiliate Landlords and GHV Affiliate Tenants (the "GHV Facility Leases").

         "GHV Loans" means the loans from ETOP to the borrowers under the loans evidenced and secured by the Coquina Place Loan Documents, the Harbor Place Loan Documents, the Mifflin Court Loan Documents and the Oaks Loan Documents.

         "Guarantied Leases" means the GHV Facility Leases and the New England Leases.

         "Harbor Place Loan Documents" means a certain Loan Agreement dated as of January 30, 1998, with respect to the operation of a facility known as Harbor Place in Melbourne, Brevard County, Florida, and all loan documents executed in connection therewith, including, without limitation, a certain promissory note dated as of January 30, 1998, in the original principal amount of $4,728,000.00, and a certain promissory note dated as of February 25, 1998, in the original principal amount of $100,000.00, as amended or modified through the Execution Date, and relating to a loan from ETOP to Lake Washington (the "Harbor Place Loan").

         "HSR" means the Hart-Scott-Rodino Antitrust Act of 1976, as amended from time to time, and as may hereafter be amended.

         "Highgate" means that certain GHV Facility located in Paoli, Pennsylvania that is the subject of a lease agreement between ET-Highgate, as lessor, and Geriatric, as lessee, dated as of January 30, 1998 (the "Highgate Lease").

         "Lake Washington" means Lake Washington, Ltd., a Florida limited partnership, a joint venture comprised of an affiliate of GHV and an unrelated third party.

         "Law" or "Laws" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, permit, licensing or other requirement.

         "Liability" or "Liabilities" shall mean any direct or indirect liability, claim, lien, order, loss, obligation or responsibility, accrued or unaccrued, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement or the notes thereto due or allegedly due to, or mandated by, any and all third parties, including without limitation any government, governmental body or agency, however arising.

         "Liberty Court" means that certain GHV Facility that is the subject of a lease agreement between ET-Rittenhouse, as lessor, and Geriatric, as lessee, dated as of January 30, 1998 (the "Liberty Court Lease").

         "Lopatcong" means that certain GHV Facility located in Lopatcong, New Jersey that is the subject of a lease agreement between ET-Sub-Lopatcong, L.L.C., as lessor, and a GHV Affiliate Tenant, as lessee, dated as of January 30, 1998 (the "Lopatcong Lease").

         "Meridian 7 Note" means that certain promissory note dated as of September 3, 1998, in the original principal amount of $8,500,000.00, pursuant to which ET-Meridian 7 is indebted to Meridian Healthcare.

         "Mifflin Court Loan Documents" means a certain Loan Agreement dated as of January 30, 1998, with respect to the operation of a facility known as Mifflin Court in Cumru Township, Berks County, Pennsylvania, and all loan documents executed in connection therewith, including, without limitation, a certain promissory note dated as of January 30, 1998, in the original principal amount of $5,164,000.00, as amended or modified through the Execution Date, and relating to a loan from ETOP to Philadelphia Associates (the "Mifflin Court Loan").

         "Minimum Rent Structure" means a lease rental structure based on the payment of a minimum specified rent, calculated and determined on a basis consistent with that contained in the Lopatcong Lease.

         "New England Facilities" are those facilities listed on Exhibit "A-3" which are the subject of lease agreements between ET Affiliate Landlords and Genesis New England (the "New England Leases").

         "Oaks Loan Documents" means a certain Loan Agreement dated as of January 30, 1998, with respect to the operation of a facility known as the Oaks in Cheltenham Township, Montgomery County, Pennsylvania, and all loan documents executed in connection therewith, including, without limitation, a certain promissory note dated as of January 30, 1998, in the original principal amount of $5,380,000.00, with a current outstanding principal balance of $5,033,085.99, as amended or modified through the Execution Date, and relating to a loan from ETOP to Wyncote Healthcare (the "Oaks Loan").

         "Order Date" means the date on which the Bankruptcy Court issues its "Order" approving the transactions described herein.

         "Orphan Liens" are those liens and encumbrances on certain of the GHV Facilities listed on Exhibit "D" which are to be released in accordance with the terms of this Agreement.

         "Phillipsburg" means that certain facility located on the Phillipsburg Property that is the subject of a lease agreement between ET-Phillipsburg, as lessor, and Geriatric, as lessee, dated as of January 30, 1998 (the "Phillipsburg Lease").

         "Phillipsburg Improvements" means those certain improvements described on Exhibit "E" attached hereto and made a part hereof, which are to be made to the Phillipsburg Property.

         "Phillipsburg Property" means those two (2) certain parcels along with the improvements thereon, including a certain geriatric care facility, having an address of 843 Wilbur Avenue, and located in Phillipsburg, New Jersey.

         "Willowbrook" means that certain facility located on the Willowbrook Property that is the subject of a lease agreement between ET-Willowbrook, as lessor, and Edella, as lessee, dated as of January 30, 1998 (the "Willowbrook Lease").

         "Willowbrook Property" means that certain land and improvements located in Clarks-Summit, Pennsylvania, on which land and improvements Edella operates an assisted living facility known as "Willowbrook".

         "Windsor Property" means those two (2) certain parcels (one fee owned and one ground leased) along with the improvements thereon, including an office building and clinic/training facility, located in Windsor, Connecticut.

         "Year Eight Adjustment" means, with regard to the Liberty Court Lease,
(a) an adjustment to the minimum rent for the lease year commencing on January 31, 2006 calculated as the greater of (i) the minimum rent in effect for the prior lease year, increased by one-half of the annual increase in the consumer price index (as defined in the Liberty Court Lease), or (ii) the market rent calculated by requiring a coverage ratio of 1.15, when comparing the adjusted net operating income (after allowance of a five percent (5%) management fee and capital expenditures) for the twelve month period ending as of January 31, 2006 to the rent; and (b) for each year thereafter, the minimum rent calculated under
(a) above will remain subject to the adjustment for that year and each following year based on one-half of the increase in the consumer price index.

 2. Meridian 7 Note. Upon the Closing Date, in consideration for the reductions in the loan balances on the GHV Loans as described herein, Meridian Healthcare will assign to ETOP the Meridian 7 Note. Immediately prior to any such assignment, ET-Meridian shall cure any existing delinquencies or defaults under the Meridian 7 Note from June 2000 (e.g., delinquent interest payments), which shall be as a set-off against the outstanding accrued interest due and owing under portions of the Coquina Place Loan, Oaks Loan and/or Mifflin Loan. The parties agree that as of January 1, 2001, if that were the Closing Date, the product of the set-off will result in a payment to the ET Entities of Three Hundred Thirty Six Thousand Two Hundred Eighty-Three Dollars ($336,283.00), and that for each day beyond January 1, 2001, that the Closing Date moves to, the amount of such payment will increase by One Thousand Four Hundred Sixty-Seven and 70/100 Dollars ($1,467.70).

 3. Coquina Place Loan Documents. Upon the Closing Date, ETOP and Volusia Meridian shall execute an amendment to the Coquina Place Loan Documents, and any other appropriate documentation, for purposes of achieving the following results: (a) the outstanding principal balance of the Coquina Place Loan will be reduced to $1,400,000.00 (i.e., reduced by $3,477,000 as an offset from the

Meridian 7 Note, reduced by $150,000 as consideration for the Adjacent Liberty Court Property and increased by $450,000 as consideration for the Windsor purchase), (b) the interest rate will be set to nine and one-half percent (9.5%) per annum with interest only to be payable monthly until maturity, (c) the term of the loan will be extended to June 30, 2002, with an extension through July 31, 2002, if Volusia Meridian (i) is diligently pursuing the closing of committed financing, (ii) elects such extension by notice in writing, provided to ETOP at least fifteen (15) days in advance, and (iii) reimburses ETOP for any fees and expenses (excluding any prepayments of principal) required to be paid by ETOP by the applicable ET Lender holding a security interest in the Coquina Place Loan, (d) that certain asset transfer agreement dated as of January 30, 1998, between Volusia Meridian and ETOP will be terminated, and (e) the cure as of the Closing Date of those existing defaults under the Coquina Place Loan which are set forth on Exhibit "F" attached hereto and made a part hereof (as such shall be agreed to and updated by the parties prior to Closing) to be cured as of the Closing Date (with the remaining defaults in the third column to be handled after the Closing Date). In conjunction with the Closing, all other defaults as to which ETOP has notice or knowledge, as of the Execution Date and through the Closing Date, are to be waived forever, including any right to file a proof of claim in connection with the Bankruptcy Proceeding against Volusia Meridian (and GHV with respect to the guaranty executed as part of the Coquina Place Loan), subject to compliance by Volusia Meridian with its obligations under the Coquina Place Loan Documents as modified in this Agreement, but excluding delinquent interest which is being incorporated into the set-off described in Section 2 above. The amendment and the other appropriate documentation contemplated in this Paragraph 3 shall be in a form satisfactory to both ETOP and Volusia Meridian, and their respective counsel.

 4. Oaks Loan Documents. Upon the Closing Date, ETOP and Wyncote Healthcare shall execute an amendment to the Oaks Loan Documents, and any other appropriate documentation, for purposes of achieving the following results: (a) the outstanding principal balance of the Oaks Loan will be reduced to $3,500,085.99 (i.e., reduced by $2,133,000 as an offset from the Meridian 7 Note and increased by $600,000 as consideration for the Windsor purchase), (b) the interest rate will be set to nine percent (9.0%) per annum with interest only to be payable monthly until maturity, (c) the term of the loan will be extended to June 30, 2002, with an extension through July 31, 2002, if Wyncote Healthcare (i) is diligently pursuing the closing of committed financing, (ii) elects such extension by notice in writing, provided to ETOP at least fifteen (15) days in advance, and (iii) reimburses ETOP for any fees and expenses (excluding any prepayments of principal) required to be paid by ETOP by the applicable ET Lender holding a security interest in the Oaks Loan, (d) that certain asset transfer agreement dated as of January 30, 1998, between Wyncote Healthcare and ETOP will be terminated, (e) further advances under the Oaks Loan Documents need not and will not be made, and (f) the cure as of the Closing Date of those existing defaults under the Oaks Loan which are set forth on Exhibit "F" attached hereto and made a part hereof (as such shall be agreed to and updated by the parties prior to Closing) to be cured as of the Closing Date (with the remaining defaults in the third column to be handled after the Closing Date). In conjunction with the Closing, all other defaults as to which ETOP has notice or knowledge, as of the Execution Date and through the Closing Date, are to be waived forever, including any right to file a proof of claim in connection with the Bankruptcy Proceeding against Wyncote Healthcare (and GHV with respect to the guaranty executed as part of the Oaks Loan), subject to compliance by Wyncote Healthcare with its obligations under the Oaks Loan Documents as modified in this Agreement; provided, however, that excluded from such waiver is delinquent interest which is being incorporated into the set-off described in
Section 2 above. The amendment and the other appropriate documentation contemplated in this Paragraph 4 shall be in a form satisfactory to both ETOP and Wyncote Healthcare, and their respective counsel.

 5. Mifflin Loan Documents. Upon the Closing Date, ETOP and Philadelphia Associates shall execute an amendment to the Mifflin Court Loan Documents, and any other appropriate documentation, for purposes of achieving the following results: (a) the outstanding principal balance of the Mifflin Court Loan will be reduced to $2,474,000.00 (i.e., reduced by $2,890,000 as an offset from the Meridian 7 Note and increased by $200,000 as consideration for the Windsor purchase), (b) the interest rate will be set to nine and one-half percent (9.5%) per annum with interest only to be payable monthly until maturity, (c) the term of the loan will be extended to June 30, 2002, with an extension through July 31, 2002, if Philadelphia Associates (i) is diligently pursuing the closing of committed financing, (ii) elects such extension by notice in writing, provided to ETOP at least fifteen (15) days in advance, and (iii) reimburses ETOP for any fees and expenses (excluding any prepayments of principal) required to be paid by ETOP by the applicable ET Lender holding a security interest in the Mifflin Loan, (d) that certain asset transfer agreement dated as of January 30, 1998, between Philadelphia Associates and ETOP will be terminated, and (e) the cure as of the Closing Date of those existing defaults under the Mifflin Loan which are set forth on Exhibit "F" attached hereto and made a part hereof (as such shall be agreed to and updated by the parties prior to Closing) to be cured as of the Closing Date (with the remaining defaults in the third column to be handled after the Closing Date). In conjunction with the Closing, all other defaults as to which ETOP has notice or knowledge, as of the Execution Date and through the Closing Date, are to be waived forever, including any right to file a proof of claim in connection with the Bankruptcy Proceeding against Philadelphia Associates (and GHV with respect to the guaranty executed as part of the Mifflin
Loan), subject to compliance by Philadelphia Associates with its obligations under the Mifflin Loan Documents as modified in this Agreement; provided, however, that excluded from such waiver is delinquent interest which is being incorporated into the set-off described in Section 2 above. The amendment and the other appropriate documentation contemplated in this Paragraph 5 shall be in a form satisfactory to both ETOP and Philadelphia Associates, and their respective counsel.

6. Harbor Place Loan Documents.

         6.1. Upon the Closing Date, ETOP and Lake Washington shall execute an amendment to the Harbor Place Loan Documents, and any other appropriate documentation, for purposes of achieving the following results: (i) a fee for extending the term of the loan in the amount of Twenty-Four Thousand One Hundred Forty Dollars ($24,140.00) shall be paid at the Closing, (ii) the interest rate will be set to ten percent (10.0%) per annum with interest only to be payable monthly until maturity, (iii) principal payments will be made monthly to the extent of one half of excess cash, if any, after payment of operating expenses, management fee, interest and an amount to be agreed upon by the parties for capital expenditures, (iv) the term of the loan will be extended to May 31, 2002, (v) that certain asset transfer agreement dated as of January 30, 1998, between Lake Washington and ETOP will be terminated, and (vi) the waiver in perpetuity of all defaults resulting solely from the filing of the Bankruptcy Proceeding by GHV as guarantor of the Harbor Place Loan. The amendment and the other appropriate documentation contemplated in this Paragraph 6.1 shall be in a form satisfactory to both ETOP and Lake Washington, and their respective counsel.

         6.2. Notwithstanding the foregoing in Paragraph 6.1 above, the parties acknowledge and agree that Lake Washington is joint venture between a GHV Entity and an unrelated third party, and that a GHV Entity does not currently control Lake Washington. As a result, the failure to execute and deliver the documents referenced in Paragraph 6.1 above as of the Closing Date shall not constitute a default hereunder and should such failure arise, the parties shall be proceed with Closing as if the provisions of this Paragraph 6 were not part of this Agreement, and the rights and remedies of the parties to the Harbor Place Loan Documents shall remain as existed prior to the execution of this Agreement.

         6.3. ETOP hereby consents to the acquisition by Meridian Healthcare of the interest of L. Wideman, L.C. in both Lake Washington and Lake Manor, Inc. GHV, through its applicable affiliate, agrees to use commercially reasonable efforts to obtain control of Lake Washington to complete the transaction contemplated in this Paragraph 6.

         6.4. If GHV, though its applicable affiliate, obtains such requested approvals on or before the Closing Date hereunder, then ETOP shall be obligated to complete closing under this Paragraph 6.

7. Willowbrook.

         7.1. At Closing, ET-Willowbrook and Edella will execute and deliver a first amendment to the Willowbrook Lease which shall provide for: (i) the annual rent payable from and after the Closing Date will be calculated as if the rent paid for the previous twelve (12) month period was reduced by an amount equal to Three Hundred Forty-Five Thousand Dollars ($345,000.00); and (ii) conversion of the Willowbrook Lease to a Minimum Rent Structure. The first amendment to the Willowbrook Lease contemplated in Paragraph 7.1 shall be in a form satisfactory to both ET-Willowbrook and Edella, and their respective counsel.

         7.2. Upon the refinancing of Willowbrook, ET-Willowbrook and Edella will execute and deliver another amendment to the Willowbrook Lease to incorporate the Financeable Lease Terms. The amendment to the Willowbrook Lease contemplated by this Paragraph 7.2 shall be in a form satisfactory to both ET-Willowbrook and Edella, and their respective counsel. This Paragraph 7.2 shall survive the Closing hereunder.

8. New England Leases.

         8.1. At Closing, ETOP will cause the applicable ET Affiliate Landlords, to execute and deliver a letter and such other appropriate documents for the purpose of waiving in perpetuity of all defaults resulting solely from the filing of the Bankruptcy Proceeding by GHV as guarantor of each of the New England Leases.. The letter and other appropriate documents contemplated in this Paragraph 8.1 shall be in a form satisfactory to both the applicable ET Affiliate Landlords and Genesis New England, and their respective counsel.

9. Liberty Court Modifications.

         9.1. Upon the Closing Date, Geriatric and ET-Rittenhouse shall execute an amendment to the Liberty Court Lease, and such other appropriate documents, for the purposes of achieving the following results: (a) expanding the demised premises to include the Adjacent Liberty Court Property, (b) extending the term of the lease for an additional ten (10) years to expire on January 30, 2018, (c) except as set forth in clause (d) below, providing annual rent to increase by one-half of the annual increase in the consumer price index from year to year through the end of the term on January 30, 2018, and (d) providing for the Year Eight Adjustment on the minimum rent. Geriatric shall cure as of the Closing Date any delinquencies or defaults under the Liberty Court Lease which are set forth on Exhibit "F" attached hereto and made a part hereof (as such shall be agreed to and updated by the parties prior to Closing) to be cured as of the Closing Date (with the remaining defaults in the third column to be handled after the Closing Date). In conjunction with the Closing, all other defaults as to which ETOP has notice or knowledge, as of the Execution Date and through the Closing Date, are to be waived forever, including any right to file a proof of claim in connection with the Bankruptcy Proceeding against Geriatric under the Liberty Court Lease (and GHV with respect to the guaranty executed as part of the Liberty Court Lease) subject to compliance by Geriatric with its obligations under the Liberty Court Lease as modified in this Agreement. The amendment and the other appropriate documentation contemplated in this Paragraph 9.1 shall be in a form satisfactory to both ET-Rittenhouse and Geriatric, and their respective counsel.

         9.2. At Closing, Geriatric shall execute and deliver to ET-Rittenhouse in recordable form a special warranty deed, in a form acceptable to Geriatric and ET-Rittenhouse, which shall convey the Adjacent Liberty Court Property to ET-Rittenhouse, in consideration for a $150,000 reduction in the Coquina Place Loan. In addition, Geriatric will deliver to ET-Rittenhouse an indemnity against environmental claims on the Adjacent Liberty Court Property. Both the deed and the indemnity contemplated in this Paragraph 9.2 shall be in forms satisfactory to both ET-Rittenhouse and Geriatric, and their respective counsel.

         9.3. Upon the refinancing of Liberty Court, ET-Rittenhouse and Geriatric will execute and deliver another amendment to the Liberty Court Lease to incorporate the Financeable Lease Terms. The amendment to the Liberty Court Lease contemplated in this Paragraph 9.3 shall be in a form satisfactory to both ET-Rittenhouse and Geriatric, and their respective counsel. This Paragraph 9.3 shall survive Closing hereunder.

10. Lease Assumptions, Releases, Assignments and Waivers.

         10.1. In connection with the Bankruptcy Proceeding, GHV will, and will cause through its position as owner, managing member, general partner or sole shareholder, each of the GHV Affiliate Tenants to assume as of the Closing Date the obligations under the leases for each of GHV Facilities (including the Liberty Court Lease, as modified, but specifically excluding the operating leases at Windsor which GHV shall terminate as of the Closing Date), and take all reasonable action, including, if necessary and appropriate, the filing of adversary proceedings in the Bankruptcy Proceeding, against the holders of the Orphan Liens to obtain the releases of the Orphan Liens.

         10.2. Upon the Closing Date, GHV will cause its applicable GHV Affiliate Tenant, and ETOP will cause its applicable ET Affiliate Landlord, to make such payments, if any, and to enter into such documents as may be appropriate, to cure those existing defaults which are set forth on Exhibit "F" attached hereto and made a part hereof (as such shall be agreed to and updated by the parties prior to Closing) to be cured as of the Closing Date (with the remaining defaults in the third column to be handled after the Closing Date) with respect to the facilities leased by the applicable GHV Affiliate Tenant. In conjunction with the Closing, all other defaults as to which ETOP has notice or knowledge, as of the Execution Date and through the Closing Date, are to be waived forever, including any right to file a proof of claim in connection with the Bankruptcy Proceeding against the applicable GHV Affiliate Tenants (and GHV with respect to the guaranty executed as part of such leases), subject to compliance by the particular GHV Affiliate Tenant with its obligations under the applicable GHV Facility Lease as modified in this Agreement.

         10.3 In connection with the Bankruptcy Proceeding, GHV will reissue its obligations under each of the Guarantees of the GHV Loans and the Guarantied Leases as of the Closing Date.

         10.4. The applicable ET Entities shall use reasonable efforts to obtain the consents of all ET Lenders to exclude a requirement for preparation and delivery of audited financial statements from any mortgage, deed of trust or other loan document affecting a GHV Facility.

11. ElderTrust IP Property. The parties acknowledge that GHV was a co-sponsor of the initial public offering of ETOP. Since GHV existed prior to ETOP, GHV filed the appropriate documentation to obtain the ElderTrust IP Property, which was intended to be transferred promptly to ETOP after its formation. Since this was never accomplished, the parties have agreed to the following:

         11.1. In connection with the Bankruptcy Proceeding, GHV will, and will cause through its position as owner, managing member, general partner or sole shareholder, each of the GHV Affiliate Tenants to secure the right either (a) to transfer at the Closing all of the Genesis Entities' interest in the ElderTrust IP Property, or (b) to process to completion any pending applications in connection with the ElderTrust IP Property and then immediately upon obtaining the necessary approvals, transfer to ET all of the Genesis Entities' interest in the ElderTrust IP Property, in each case, based upon governing trademark rules and regulations. In connection with the transfer set forth in this Paragraph 11.1, ETOP agrees to assume all financial obligations with respect to the completion of the transfer of all of the Genesis Entities' interest in the ElderTrust IP Property, and the Genesis Entities will reasonably cooperate with ETOP without cost or expense to the Genesis Entities, provided that ETOP shall not be responsible for the payment of any internal costs of the Genesis Entities for the cooperation with ETOP or for the review of transfer materials by counsel to the Genesis Entities.

         11.2. If Section 11.1(a) applies, then upon the Closing Date GHV and any appropriate affiliates will execute such documents as are necessary to transfer the ElderTrust IP Property to ET.

12. Phillipsburg.

         12.1. Upon the Closing Date, Geriatric and ET-Phillipsburg shall enter into a lease amendment, approved by GHV as guarantor, in a form acceptable to both Geriatric and ET-Phillipsburg, for purposes of achieving the following results: (A) effective as of the Closing Date, annual minimum rent for the period beginning on the Closing Date will be reduced by $400,000.00; and (B) (i) Geriatric shall be responsible for coordinating the repair and completion of the Phillipsburg Improvements, in the order of priority enumerated on Exhibit "E" and based upon the scope of work outlined in that certain property condition report dated May 11, 2000, prepared by EMG, up to a cost not to exceed Five Hundred Thousand Dollars ($500,000.00), in the aggregate (the "Phillipsburg Improvement Cap"), (ii) the cost of the Phillipsburg Improvements up to the Phillipsburg Improvement Cap shall be split equally between Geriatric and

ET-Phillipsburg, pursuant to the procedures described in Sections 12.2 and
Section 12.3 below, (iii) to the extent that the cost of completing certain of the Phillipsburg Improvements exceeds the Phillipsburg Improvement Cap, then Geriatric shall have no obligation to complete the remaining Phillipsburg Improvements unless ET-Phillipsburg, at its sole cost and expense, requests that Geriatric have such additional work performed and advances sufficient sums to Geriatric in advance to complete such work, and (iv) once the Phillipsburg Improvement Cap has been expended with respect to the completion of the Phillipsburg Improvements, and whether or not all of the Phillipsburg Improvements have been completed, ET-Phillipsburg shall have no further direct claim against, and hereby waives any such direct claim it may have against, Geriatric (or any other Genesis Entity) with respect to the physical condition of Phillipsburg and that the physical condition which exists after the Phillipsburg Improvement Cap has been expended shall constitute the baseline condition of Phillipsburg which Geriatric is required to maintain under the Phillipsburg Lease. (The parties acknowledge that there is no intent for ET-Phillipsburg to waive any right of contribution or indemnity which it may have against Geriatric in connection with any third party claims.) In no event will the cost of the Phillipsburg Improvements include costs incurred by either Geriatric (or any other Genesis Entity) or ET-Phillipsburg (or any other ET Entity) for overhead, supervision or other oversight and management costs in connection with the performance of the work.

         12.2. In connection with the funding of the Phillipsburg Improvements, Geriatric shall provide ET-Phillipsburg with copies of all contractor draw requests and supporting documentation delivered by the general contractor to Geriatric in connection with the construction of the Phillipsburg Improvements for review and approval, and ET-Phillipsburg and Geriatric shall each fund one-half of the cost of each approved draw request within ten (10) days after the receipt of such materials from Geriatric. If ET-Phillipsburg fails to pay its proportionate share of such draw request as required under this Paragraph 12.2, with time being of the essence, then Geriatric shall be permitted to set off such amounts against the payment of any rent due under the Phillipsburg Lease. To the extent that ET-Phillipsburg disputes any part of the draw request, then such disputed amount shall be funded both by Geriatric and ET-Phillipsburg into an escrow account held by ET-Phillipsburg and Geriatric until such dispute is resolved pursuant to the terms and conditions of the construction contract.

         12.3. Geriatric shall initiate the process to commence the Phillipsburg Improvements promptly after the Closing Date (taking into account appropriate weather conditions) and shall diligently pursue the completion of such work within six (6) months thereafter (subject to delays for events beyond Geriatric's control). The priorities for elements of the work shall be in the order set forth on Exhibit "E", and are to be performed to the extent the Phillipsburg Improvement Cap has not been exhausted. Geriatric shall provide ET-Phillipsburg with the opportunity to participate in the oversight of the Phillipsburg Improvements as follows: (a) ET-Phillipsburg shall work with Geriatric to determine the scope of the work to be performed by the general contractor to the extent that the Phillipsburg Improvements enumerated herein require refinement, which scope shall be subject to the review and approval of both Geriatric and ET-Phillipsburg; (b) ET-Phillipsburg shall review and promptly approve with Geriatric any bids submitted for the completion of the

Phillipsburg Improvements and shall jointly select with Geriatric a general contractor to perform and/or supervise the work; (c) ET-Phillipsburg shall review and approve with Geriatric any regulatory applications prior to submission, if required, to any governmental or quasi-governmental authority; and (d) ET-Phillipsburg shall be notified of and participate in the final walk through inspection of the project after the Phillipsburg Improvements are substantially completed to prepare a final punchlist for the general contractor, which punchlist shall be reviewed and approved by both Geriatric and ET-Phillipsburg. Time shall be of the essence in this Paragraph 12.3.

         12.4 Commencing on the day following substantial completion of the Phillipsburg Improvements and ending on December 31, 2001, Geriatric and ET-Phillipsburg shall each have the right to request the other to consider the sale of their respective interests in Phillipsburg to a third party free and clear of the lease and for a price and with terms agreeable to ETOP. Each party will negotiate in good faith in reaching agreement on a reasonable price and other terms, it being understood that all sales proceeds, net of transaction costs, will be payable to ET-Phillipsburg without payment to Geriatric for the leasehold estate. If no notice is received by the other in exercise of this right by December 31, 2001, the right described will terminate on that date. In all cases, a sale arising under the terms of this Paragraph 12.4 must close on or before June 15, 2002.

         12.5. Geriatric shall have the right, upon nine (9) months prior notice to ET-Phillipsburg, to terminate the Phillipsburg Lease effective on or after December 31, 2002. In connection therewith, Geriatric shall be permitted to send notice to ET-Phillipsburg on or before March 31, 2002, so that the Phillipsburg Lease can terminate as of December 31, 2002, if Geriatric so chooses, or such later date as is appropriate.

         12.6. Upon the refinancing of Phillipsburg, ET-Phillipsburg and Geriatric will execute and deliver another amendment to the Phillipsburg Lease to incorporate the Financeable Lease Terms. The amendment to the Phillipsburg Lease contemplated in this Paragraph 12.6 shall be in a form satisfactory to both ET-Phillipsburg and Geriatric, and their respective counsel. This Paragraph
12.6 shall survive Closing hereunder.

13. Windsor.

         13.1. Upon the Order Date, ET-Windsor and GHV, or any designated assignee of GHV, shall execute a certain asset transfer agreement with respect to the Windsor Property (the "Windsor Transfer Agreement"). The Windsor Transfer Agreement contemplated in this Paragraph 13.1 shall be in a form satisfactory to both ET-Windsor and GHV, and their respective counsel, consistent with the concept of a transfer by ET-Windsor of the Windsor Property on the Closing Date, in "as is, where is" condition, with no assurances or warranties other than as set forth in Section 16.3 hereof as to affirmative acts of ET-Windsor adversely affecting title to the Windsor Property.

         13.2. The consideration to be paid for the Windsor Property shall be One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), which shall be paid through the increase in debt (and not in cash), as follows: (a) an increase of Four Hundred Fifty Thousand Dollars ($450,000.00) to the principal balance of the Coquina Place Loan, (b) an increase of Six Hundred Thousand Dollars ($600,000.00) to the principal balance of the Oaks Loan, and (c) an increase of Two Hundred Thousand Dollars ($200,000.00) to the principal balance of the Mifflin Loan.

         13.3. The Windsor Transfer Agreement shall provide, among other things, for: (a) a release of any Genesis Entity that holds a leasehold interest in the Windsor Property from ET-Windsor, (b) an assignment to GHV, or any designated assignee of GHV, of any claims or causes of action that ET-Windsor and ETOP may have against any prior title holder of Windsor, any existing or prior tenants or occupants of Windsor, and any entity performing any work on the Windsor Property, and (c) ET-Windsor to indemnify, defend and hold harmless GHV and its officers, directors, employees, agents, parents, successors and assigns ("GHV Indemnitees"), from and against any and all demands, claims, actions or causes of action, assessments, expenses, costs, damages, losses and liabilities (including attorneys' fees and other charges) which may at any time be asserted against or suffered by any GHV Indemnitee, whether before or after the date of the Closing, as a result of, on account of or arising from (i) the failure of ET-Windsor to perform any of its obligations under this Section 13, or the breach by ET-Windsor of any of its representations and warranties made herein with regard to the Windsor Property, (ii) events, contractual obligations, acts or omissions of ET-Windsor that occurred in connection with the ownership of the Windsor Property prior to the Closing which were knowing acts or omissions of ET-Windsor, did not involve a default by the lessee of the Windsor Property under its lease and would customarily be the responsibility of a landlord in a "triple net" lease, or (iii) damage to property or injury to or death of any person that is not covered by the insurance required of the lessee of the Windsor Property under the terms of its lease, or any claims for any debts or obligations occurring on or about or in connection with the Windsor Property or any portion thereof or with respect to the operation of the Windsor Property at any time or times subsequent to the Closing which would result in a lien on the Windsor Property if not resolved, were the result of the knowing act or omission of ET-Windsor, did not involve a default by the lessee of the Windsor Property under its lease, and would customarily be the responsibility of a landlord in a "triple net" lease. The indemnity contained in this subsection shall survive the Closing for a period of one (1) year from the Closing Date.

14. Highgate.

         14.1. Pursuant to Section 5.8(e) of that certain Loan Agreement between Chester County Industrial Development Authority and Senior Lifechoice of Paoli, L.P., dated as of August 1, 1994, as amended (the "CCIDA Agreement") and the Highgate Lease, the borrower under the CCIDA Agreement is required to fund into a reserve fund certain amounts for the failure during any quarter to achieve occupancy requirements of at least seventy-three (73) residential units at Highgate (the "Highgate Residency Covenant"). Section 7.6 of the Highgate Lease outlines the obligations of Geriatric concerning the CCIDA Agreement.

                  (a) The parties acknowledge that the Highgate Residency Covenant has not been satisfied for the first quarter of calendar year 2000 and Geriatric represents that it has heretofore funded approximately Eighty Thousand Dollars ($80,000.00) for the failure to achieve the occupancy requirements during the first quarter of calendar year 2000 ("Geriatric's Deposit").

                  (b) The parties acknowledge that the Highgate Residency Covenant has not been satisfied for the second quarter of calendar year 2000 and that Geriatric did not make the deposit required under the CCIDA Agreement. ET-Highgate hereby represents that it has heretofore funded approximately One Hundred Twenty Thousand Dollars ($120,000.00) for the failure to achieve the occupancy requirements during the second quarter of calendar year 2000 ("ET's Second Quarter Deposit").

                  (c) The parties acknowledge that the Highgate Residency Covenant has not been satisfied for the third quarter of calendar year 2000, that a further reserve deposit will be required to be made for the third quarter of calendar year 2000 in the approximate amount of One Hundred Sixty Thousand Dollars ($160,000), which ET-Highgate will make since Geriatric will not ("ET's Third Quarter Deposit", which together with ET's Second Quarter Deposit constitute the "ET Base Deposits").

                  (d) In addition, further deposits may be required for the fourth quarter of calendar year 2000 ("ET's Fourth Quarter Deposit") and for one or more quarters of calendar year 2001 (collectively, including, as appropriate, ET's Fourth Quarter Deposit, the "ET Additional Deposits"), which ET-Highgate may, at its option, make if Geriatric does not.

         14.2. On or before Closing, ET-Highgate will make ET's Third Quarter Deposit.

         14.3. Upon the Closing Date, Geriatric and ET-Highgate shall execute an amendment to the Highgate Lease for the purposes of achieving the following results:

                  (a) ET-Highgate shall fund ET's Fourth Quarter Deposit if required under the CCIDA Agreement if Geriatric does not; and

                  (b) ET-Highgate will have the right, but not the obligation to make one or more ET Additional Deposits; and

                  (c) until such time as Sections14.3(e) or 14.3(f) applies, Geriatric will be required to make additional payments to ET-Highgate in an amount determined by multiplying the ET Base Deposits by an annual interest rate of ten and one-quarter percent (10.25%), calculated from the date of execution of this Agreement but payable on the Closing Date and the first business day of each calendar month thereafter, and further prorated as to the actual number of days covered by each payment; and

                  (d) until such time as Sections 14.3(e) or 14.3(f) applies, to the extent that ET-Highgate makes any ET Additional Deposits, Geriatric will make additional payments to ET-Highgate, calculated from the date such deposit is made by ET-Highgate and payable on the first business day of each calendar month thereafter, in an amount determined by multiplying each ET Additional Deposit by an annual interest rate of fifteen and one-quarter percent (15.25%), prorated as to the actual number of days covered by each payment; and

                  (e) to the extent that any ET Base Deposit or ET Additional Deposit is refunded to ET-Highgate, the payments described in Paragraphs 14.3(c) and (d) above shall be proportionately reduced or eliminated, as is appropriate; and

                  (f) if the Highgate Residency Requirement is satisfied for two
(2) consecutive calendar quarters, and all of the Geriatric Deposit, the ET Base Deposits and the ET Additional Deposits have been refunded to ET-Highgate, ET-Highgate will refund to Geriatric the Geriatric Deposit; provided, however, that if all of the Geriatric Deposit, the ET Base Deposits and the ET Additional Deposits have not been refunded to ET-Highgate as a result of a default by ET-Highgate under the CCIDA Agreement or related documents, which default is unrelated to the performance by or status of Geriatric under the Highgate Lease, then Geriatric shall be entitled to an immediate set-off against all rent due under the Highgate Lease until Geriatric has received a credit equal to the Geriatric Deposit; and

                  (g) if the Highgate Residency Requirements are not satisfied as of any one of the following dates: December 31, 2000, or March 31, 2001, or June 30, 2001, or September 30, 2001, then from the first such date that such requirements are not satisfied, ET-Highgate shall have the continuing right throughout the balance of the calendar year 2001 to terminate the Highgate Lease. If ET-Highgate determines to terminate the Highgate Lease, then ET-Highgate shall provide Geriatric with not less than sixty (60) days prior written notice; provided, however, that ET-Highgate shall be permitted at the same time to request that Geriatric continue its operations for a further period of up to sixty (60) days during which period Geriatric will continue to cooperate in the transition of operation to a new operator of the facility. Upon the date that the Lease is to terminate, Geriatric shall turn over possession of Highgate to ET-Highgate, Geriatric and ET-Highgate shall prorate appropriate obligations, and neither party shall have any further liability under the Highgate Lease and such shall not constitute a default under any other GHV Facility Lease; and

                  (h) if as of December 31, 2001, or as of any subsequent date on which the Highgate Residency Requirement is determined, ET-Highgate shall not have terminated the Highgate Lease and the Highgate Residency Requirement shall not have been achieved, then the parties agree that such failure to satisfy the Highgate Residency Requirement will constitute a default under the Highgate Lease, thereby entitling ET-Highgate to exercise its remedies thereunder; provided, however, that a default of the Highgate Lease which relates to the failure to satisfy the Highgate Residency Requirement as outlined in this
Section 14.3(h) shall not constitute a default under any other GHV Facility Lease; and

                  (i) All amounts payable under this Section 14.3 will be treated as additional rent under the Highgate Lease.

         14.4. The amendment contemplated in Paragraph 14.1 above shall be in a form satisfactory to both ET-Highgate and Geriatric, and their respective counsel.

15. Representations and Warranties of the Genesis Entities. The Genesis Entities executing this Agreement, on behalf of themselves and such of the Genesis Entities as are not signatories to this Agreement, as of the Execution Date represent and warrant to ET Entities that the following is true and complete and shall reaffirm the truthfulness to the extent applicable as of the Closing Date:

         15.1 Title. Geriatric is the legal owner of the Adjacent Liberty Court Property. As of the Closing Date, Geriatric will convey the Adjacent Liberty Court Property to the applicable ET Affiliate Landlord, free and clear of any liens, judgments and encumbrances. Each of the applicable GHV Affiliate Tenants is the legal holder of the leasehold estate in the applicable GHV Facility, free and clear of any liens, judgments and encumbrances caused or created by the applicable GHV Affiliate.

         15.2 Authority. Each of the Genesis Entities signing this Agreement has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby subject to approval by the Bankruptcy Court and the DIP Lenders. Each of the Genesis Entities not signing this Agreement (excluding the joint venture entities who require the consent of the other partner) has the full power and authority to enter into the documents required by the applicable provisions of this Agreement, subject only to the approval of the Bankruptcy Court and the DIP Lenders.

         15.3 Organization, Existence and Authorization of the Genesis Entities. All of the Genesis Entities and Genesis New England are entities, duly organized, validly existing and in good standing under the Laws of the particular states of formation and the states in which such entities are operating. The execution, delivery and performance by the Genesis Entities of this Agreement (excluding the joint venture entities who require the consent of the other partner), have been duly authorized by all necessary actions and do not contravene or constitute a default or require the further consent of any person under any provision of Law (except for the consent of the Bankruptcy Court and the DIP Lenders), or of the organization documents of the Genesis Entities (excluding the joint venture entities who require the consent of the other partner), or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Genesis Entities or to which any of their properties are subject. The execution, delivery and performance by the Genesis Entities of this Agreement (excluding the joint venture entities who require the consent of the other partner) requires no action by or in respect of, or filing with, any governmental body, agency or official, and no third-party consents are required to consummate this transaction, except that the same require the consent and approval of the Bankruptcy Court and the DIP Lenders.

         15.4 Reaffirmation of Representations and Warranties. Each of the Genesis Entities which is a party to any of the GHV Loans hereby represents and warrants that as of the date of this Agreement, those of the representations and warranties contained in the GHV Loans as are more particularly set forth on Exhibit "G" attached hereto and made a part hereof, shall be true and correct.

         15.5 Additional Consents and Approvals. Except for approval of the Bankruptcy Court (which will require the consent of the various creditor and lending groups) and the DIP Lenders, and excluding Lake Washington, the Genesis Entities are not aware of any other necessary consents that would be the subject of Section 17.2(e) hereof.

16. Representations and Warranties of the ET Entities.

         16.1. Each of the ET Entities represents and warrants to the Genesis Entities, as of the Execution Date, as follows: (a) the ET Entities are entities, duly organized, validly existing and in good standing under the Laws of the particular state of its formation and the states in which such entities are operating; (b) the execution, delivery and performance of this Agreement are within the power of the ET Entities, subject to receipt of consent from the ET Lenders; (c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not contravene or constitute a default or require the further consent of any person under any provision of applicable law or regulation or of their articles of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or to which its assets are subject, subject to receipt of consent from the ET Lenders; (d) the execution, delivery and performance by the ET Entities of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official; and (e) this Agreement has been duly executed by, and constitutes a valid and binding agreement of, the ET Entities enforceable in accordance with its terms, subject to receipt of consent of the ET Lenders.

         16.2. Each of the ET Entities represents and warrants to the Genesis Entities, as of the Closing Date, as follows: (a) the ET Entities are entities, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and the states in which such entities are operating,
(b) the execution, delivery and performance of this Agreement are within the power of the ET Entities, have been duly authorized by all necessary corporate action and do not contravene or constitute a default or require the further consent of any person under any provision of applicable law or regulation or of their articles of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or to which its assets are subject, (c) the execution, delivery and performance by the ET Entities of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official, and (d) this Agreement has been duly executed by, and constitutes a valid and binding agreement of, the ET Entities enforceable in accordance with its terms, subject to receipt of consent of the ET Lenders.

         16.3 Title. ET-Windsor is the legal owner of the fee and leasehold interests in the Windsor Property, as applicable. As of the Closing Date, ET-Windsor will convey the fee portion of the Windsor Property and, if requested by GHV or its assignee assign or terminate the ground leased portion of the Windsor Property, to GHV or its assignee, free and clear of any liens and judgments, and encumbrances created by or on behalf of ET-Windsor. ET-Windsor shall have no obligation to remove encumbrances which were in existence as of the date it acquired title to the Windsor Property.

         16.4 Financial Statements; Solvency. The ET financial statements for the third quarter of 2000 are attached hereto as Exhibit "H" (the "ET Financial Statements"). Based on the ET Financial Statements, the ET Entities are solvent and there has been no material adverse change since the issuance of the ET Financial Statements which adversely affects the solvency of the ET Entities. At Closing, the ET Entities shall deliver a certificate certifying that (i) there has been no material adverse change in the ET Financial Statements through the Closing Date and that the ET Entities are solvent, and (ii) the ET Entities have not entered into the transactions contemplated hereby in anticipation of seeking relief under the Bankruptcy Code.

         16.5 Litigation. There are no actions, suits or proceedings pending, affecting, or to their knowledge , unless previously disclosed in writing to the Genesis Entities, threatened against the ET Entities, or any of them, before any Court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the ET Entities, or any of them, would have a material adverse effect on (i) the financial condition, properties or operation of the ET Entities or any of them, or (ii) the legality, validity or enforceability of this Agreement, the transactions contemplated herein, or any of the other documents and instruments to be executed pursuant hereto.

17. Conditions.

         17.1 Conditions to Obligations of the ET Entities. The obligation of the ET Entities to complete the transactions contemplated hereunder is subject to the timely satisfaction of the following conditions any one or more of which may be waived in whole or in part by the ET Entities:

                  (a) Representations and Warranties. The representations and warranties of the Genesis Entities set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

                  (b) Performance of Obligations of the Genesis Entities. The Genesis Entities shall have performed all agreements required to be performed by them under this Agreement prior to or on the Closing Date.

                  (c) No Violations. The completion of the transaction contemplated hereunder shall not violate any order or decree of any court or governmental body having competent jurisdiction.

                  (d) Multicare/ElderTrust Closing. Approval for this transaction as well as that certain transaction affecting affiliates of ETOP and affiliates of The Multicare Companies, Inc. (collectively, "Multicare") with respect to three (3) assisted living facilities known as: (i) Berkshire Commons,
(ii) Lehigh Commons and (iii) Sanatoga Commons (the "Multicare Transactions"), shall have been obtained from the Bankruptcy Court and the DIP Lenders. The ET Entities shall have the right, at their sole and absolute discretion, not to complete Closing hereunder if Multicare is not prepared or able to complete closing with respect to each of the Multicare Transactions, or if the Genesis Entities are not prepared or able to complete any of the transactions contemplated in this Master Agreement.

                  (e) Other Necessary Consents. The ET Entities shall have received all consents necessary to the consummation of the transactions contemplated by this Agreement (including, without limitation, the ET Lenders).

         17.2 Conditions to Obligation of the Genesis Entities. The obligation of the Genesis Entities to complete the transactions contemplated herein is subject to the satisfaction of the following conditions any one or more of which may be waived in whole or in part by all the Genesis Entities:

                  (a) Representations and Warranties. The representations and warranties of the ET Entities set forth in this Agreement shall be true and correct as of the Closing Date.

                  (b) Performance of Obligations of the ET Entities. The ET Entities shall have performed all agreements required to be performed by them under this Agreement prior to or on the Closing Date.

                  (c) No Violations. The completion of the transaction contemplated herein shall not violate any order or decree of any court or governmental body having competent jurisdiction.

                  (d) Multicare/ElderTrust Closing. Approval for this transaction as well as the Multicare Transactions shall have been obtained from the Bankruptcy Court as well as from the DIP Lenders. The Genesis Entities shall have the right, at their sole and absolute discretion, not to complete Closing hereunder if any of the ET Entities are not prepared or able to complete closing with respect to the Multicare Transactions or any of the transactions contemplated in this Master Agreement.

                  (e) Other Necessary Consents. The Genesis Entities shall have received all governmental or other third party consents or other actions necessary to the consummation of the transactions contemplated by this Agreement (including, without limitation, the DIP Lenders).

         17.3. Bankruptcy Court Approval. This Agreement is conditioned on and shall not be enforceable unless and until the Bankruptcy Court issues an order (the "Order") authorizing the transactions contemplated in this Agreement, and any applicable appeal period has expired without institution of an appeal. Upon full execution of this Agreement, the Genesis Entities will use reasonable efforts promptly to obtain the Order and the ET Entities shall execute such documents and perform such other acts as may be reasonably requested by the Genesis Entities in connection therewith. If, after application by the Genesis Entities, the Bankruptcy Court decides not to issue the Order, then this Agreement shall terminate and be of no force and effect, and neither party shall have any liability to the other hereunder.

         17.4 Hart-Scott-Rodino. Promptly after the Execution Date, the parties hereto will cooperate to file, if determined to be necessary, the notification and report form required by the HSR. To the extent that the parties determine that compliance with HSR is required, then Closing will not occur prior to expiration of the appropriate waiting periods as required by the HSR. The ElderTrust Entities and the Genesis Entities agree to split the filing fee required in connection with the submission of the application required under HSR.

18. Default. If either party shall fail or refuse to perform pursuant to the terms hereof, including, without limitation, execution and delivery of the any of the documents required herein, then such parties shall have the sole option of either (i) terminating this Agreement, or (ii) suing the other party for specific performance.

19. Indemnification.

         19.1. Indemnification by the Genesis Entities. The Genesis Entities and GHV shall jointly and severally indemnify, defend, save and hold the ET Entities and their shareholders, officers, directors, employees, agents and affiliates and their respective successors and assigns, as the case may be (collectively, "ET Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; asserted against, imposed upon, resulting to, required to be paid by, or incurred by any ET Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for: (a) a material breach of any representation or warranty made by any of the Genesis Entities and GHV in this Agreement, in any certificate or document furnished pursuant hereto by a Genesis Entity or GHV or any ancillary agreement to which a Genesis Entity or GHV is or is to become a party; or (b) a material breach or nonfulfillment of any covenant or agreement made by a Genesis Entity or GHV in or pursuant to this Agreement and in any ancillary agreement to which such Genesis Entity or GHV is or is to become a party.

         19.2. Indemnification by the ET Entities. The ET Entities shall jointly and severally indemnify, defend, save and hold the Genesis Entities and GHV and their partners, shareholders, members, officers, directors, employees, agents and affiliates and their respective successors and assigns, as the case may be (collectively, "Genesis Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious, asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Genesis Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for: (a) a material breach of any representation or warranty made by any of the ET Entities in this Agreement, in any certificate or document furnished pursuant hereto by an ET Entity or any ancillary agreement to which any of the ET Entities is a party; or
(b) a material breach or nonfulfillment of any covenant or agreement made by the ET Entities in or pursuant to this Agreement and in any ancillary agreement to which any of the ET Entities is a party.

         19.3. Survival. The indemnifications set forth in this Paragraph 19 shall be effective as of the Closing Date and shall survive Closing hereunder for a period of one (1) year from the Closing Date.

         20. Miscellaneous.

         20.1. No Third Party Rights. Nothing in this Agreement shall be construed to give any person or entity other than the Genesis Entities and the ET Entities any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Genesis Entities, the ET Entities, their successors and permitted assigns hereunder.

         20.2. Expenses. Each party acknowledges and agrees that it will equally share in the costs associated with: (a) recording any deeds, mortgages or amendments to loan documents contemplated hereunder, (b) recording any amendments to any memoranda of leases as contemplated hereunder, and (c) obtaining title insurance. Each party shall pay its respective expenses separately incurred in connection with obtaining any due diligence materials (e.g., environmental studies, surveys, judgment and lien searches, etc.), and the costs of their respective counsel. In addition, each party represents to the other that neither has dealt with any real estate broker, dealer or salesman in connection with the subject transaction, and each shall and hereby agrees to indemnify, defend, and hold the other harmless from and against any loss, damage or claim resulting from a breach of such representation.

         20.3. Press Release. GHV, on behalf of itself and the other Genesis Entities, and ET, on behalf of itself and the other ET Entities, shall consult with one another in advance concerning the form and substance of any press release relating to this Agreement or the transactions contemplated hereby; provided, however, that this obligation shall not prohibit any party hereto from making any disclosure which is necessary to fulfill such party's disclosure obligations imposed by law or regulation. Without limiting the generality of the foregoing, GHV, on behalf of itself and the other Genesis Entities, acknowledges that (a) ET intends to file a copy of this Agreement as an exhibit to a Form 8-K to be filed by ET with the Securities and Exchange Commission and (b) this Agreement will be referred to and described in such Form 8-K, as well as in ET proxy statements and other periodic reports of ET and any registration statements filed by ET with the SEC.

         20.4. Description Headings. The headings of the Paragraphs and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         20.5. Cooperation. Each party hereto shall take such further action, and execute such additional documents as may be reasonably required by any other party hereto in order to consummate the transactions contemplated by this Agreement.

         20.6. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit for and be enforceable by each of the parties, and their successors and permitted assigns. This Agreement shall not be assigned by the ET Entities without the consent of the Genesis Entities or by the Genesis Entities without the consent of the ET Entities. Notwithstanding the foregoing, the ET Entities shall be permitted to assign any or all of its rights under this agreement to an affiliate or subsidiary of the ET Entities.

         20.7. Notice. All notices, demands, requests or communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served and shall be effective upon delivery by a nationally recognized overnight delivery service, or upon the date of receipt of hand delivery which is received any Business Day on or before 5:00 P.M. in the location of receipt or on the next Business Day after receipt if received by facsimile after 5:00 P.M. on any Business Day, or upon the date of receipt of a facsimile which is received any Business Day on or before 5:00 P.M. in the location of receipt or on the next Business Day after receipt if received by facsimile after 5:00 P.M. on any Business Day, provided that a hard copy is sent in accordance with one of the foregoing methods. Any such notice, demand, request or communication if given shall be addressed as follows:

if to the ET Entities:              c/o ElderTrust Operating Partnership
                                    101 East State Street
                                    Suite 100
                                    Kennett Square, PA 19348
                                    Attention: D. Lee McCreary, President
                                    Telephone: (610) 925-4200
                                    Facsimile: (610) 925-4351

         with a copy to:            Wilmer, Cutler & Pickering
                                    100 Light Street
                                    Baltimore, Maryland 21202
                                    Attention: Mark Pollak, Esquire
                                    Telephone: (410) 986-2860
                                    Facsimile: (410) 986-2828

if to the Genesis Entities:         c/o Genesis Health Ventures, Inc.
                                    101 East State Street
                                    Kennett Square, PA 19348
                                    Attention: Law Department
                                    Telephone: (610) 444-6350
                                    Facsimile: (610) 925-4242

         with a copy to:            Blank Rome Comisky & McCauley LLP
                                    One Logan Square
                                    Philadelphia, PA 19103-6998
                                    Attention: Matthew J. Comisky, Esquire
                                    Telephone: (215) 569-5678
                                    Facsimile: (215) 569-5692

         with a copy to:            Weil, Gotshal & Manges
                                    767 Fifth Avenue
                                    New York, NY 10153-0119
                                    Attention: Gary T. Holtzer, Esquire
                                    Telephone: 212-310-8463
                                    Facsimile: 212-310-8007

By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such changed notice shall include a street address to which notices may be delivered by overnight courier in the ordinary course on any Business Day.

         20.8. Integration; Amendment and Modification. This Agreement and the Exhibits and other documents delivered pursuant thereto contains the entire understanding among the parties, all prior negotiations between the parties are merged by this Agreement and the attached documents and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement, or any other agreement referred to herein, shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

         20.9. Conflicts. In the event of a conflict between this Agreement and any Exhibits, the provisions of the particular Exhibit shall control and prevail.

         20.10. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

         20.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         20.12. Invalidity. If any provision or part of any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions or the remaining part of any effective provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

         20.13. Time of the Essence. Time is of the essence of this Agreement. If any time period or date ends on a day or time which is a weekend, legal holiday or bank holiday, such period shall be extended to the same time on the next Business Day.

         20.14. Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of this Agreement.

         20.15. Further Assurances. The Genesis Entities and the ET Entities executing this Agreement agree for themselves (and further agree to cause any non-signatory Genesis Entities and ET Entities, respectively, including Genesis New England) to execute and deliver such further documents as are necessary or desirable to implement and accomplish the agreements and terms of this Agreement.

         20.16 Negation of Partnership. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the ET Entities and the Genesis Entities, between the ET Entities and GHV, or between the ET Entities and any other person or party, or cause any of the parties to be liable or responsible in any way for the actions, liabilities, debts or obligations of the other parties, or of any other person or party.

         20.17 Advice of Counsel. Each party to this Agreement represents and warrants to the other that it has consulted with counsel of its own choosing in negotiating, executing and delivering this Agreement and all other documents and instruments executed in connection herewith, that each has read this Agreement, and all of such other documents, inclusive of each of the provisions contained therein, and that they and all of them are aware of the context and legal effect of the same, and that they have voluntarily, and without coercion or duress of any kind, entered into this Agreement and all such other documents.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                 THE GENESIS ENTITIES:

                         GENESIS HEALTH VENTURES, INC.,
                         a Pennsylvania corporation,
                         on behalf of itself and all of its
                         affiliates and subsidiaries set forth in this Agreement


                         By: /s/ George V. Hager, Jr.
                             ------------------------------------------
                             Name: George V. Hager, Jr.
                             Title: Executive V.P. and CFO

                 THE ET ENTITIES / ELDERTRUST:

                         ELDERTRUST OPERATING LIMITED
                         PARTNERSHIP, a Delaware limited
                         partnership, on behalf of itself
                         and all of its affiliates and
                         subsidiaries set forth in this
                         Agreement


                         By: /s/ D. Lee McCreary
                             ------------------------------------------
                             Name: D. Lee McCreary
                             Title: President & Chief Executive Officer

                              CONSENT OF GUARANTOR

         Genesis Health Ventures, Inc., a Pennsylvania corporation ("Guarantor"), it is capacity as a guarantor of any of the leases or loans referred to or described in the Master Agreement to which this Consent is attached, hereby confirms that the modifications of any such instruments shall not affect any obligations of Guarantor pursuant to the guaranties which will be reissued as of the Closing Date.

         IN WITNESS WHEREOF, Guarantor shall executed this Consent as of the 27th day of November, 2000.

                                            GENESIS HEALTH VENTURES, INC.,
                                             a Pennsylvania corporation


                                            By: /s/ George V. Hager, Jr.
                                                -------------------------------
                                                Name: George V. Hager, Jr.
                                                Title: Executive V.P. and CFO

                                INDEX OF EXHIBITS

Exhibit "A-1"        -        List of GHV Facilities
Exhibit "A-2"        -        List of New England Facilities
Exhibit "B-1"        -        List of ET Affiliate Landlords
Exhibit "B-2"        -        List of GHV Affiliate Tenants
Exhibit "C"          -        ElderTrust IP Property
Exhibit "D"          -        List of Orphan Liens
Exhibit "E"          -        List of Phillipsburg Improvements
Exhibit "F"          -        List of  Delinquencies  or Defaults to be cured
                              under the applicable loan documents
Exhibit "G"          -        List of Warranties and Representations regarding
                              GHV Loans
Exhibit "H"          -        Third Quarter Financial Statements of ET

                                  EXHIBIT "A-1"

LIST OF FACILITIES LEASED FROM AFFILIATES OF ET AFFILIATE LANDLORDS

A.   Initial Properties.

     1.       Heritage Woods
     2        Highgate at Paoli Pointe
     3.       Lopatcong Center
     4.       Phillipsburg
     5.       Pleasant View
     6.       Liberty Court (Rittenhouse)
     7.       Riverview Ridge
     8.       Willowbrook

B.   "Meridian 7" Properties.

     1.       Westfield Center
     2.       Voorhees Center
     3.       Multi-Med Center
     4.       Severna Park Center
     5.       Corsica Hills Center
     6.       La Plata Center
     7.       Heritage Center

C.   Non-Center Leases.

     1.       Salisbury Medical Office Building  -- three (3) leases
     2.       Windsor Clinic and Training Facility
     3.       Windsor Office Building
     4.       NeighborCare Lease at DCMH
     5.       NeighborCare Lease at POB I

                                  EXHIBIT "A-2"

                          LIST OF FACILITIES LEASED TO
                GENESIS ELDERCARE PARTNERSHIP OF NEW ENGLAND, LP
                           FROM ET AFFILIATE LANDLORDS


     1.       Heritage at Cleveland Circle
     2.       Heritage at Vernon Court
     3.       Heritage at North Andover
     4.       Cabot Park Village

                                  EXHIBIT "B-1"

                         LIST OF ET AFFILIATE LANDLORDS

A.       Initial Properties.

         1. Heritage Woods, Agawam, MA: ET Sub-Heritage Woods L.L.C., a Delaware limited liability company.
         2.       Highgate at Paoli Pointe, Chester County, PA:
                  ET Sub-Highgate, L.P., a Pennsylvania limited partnership.
         3. Lopatcong Center, Lopatcong, NJ: ET Sub-Lopatcong, L.L.C., a Delaware limited liability company.
         4.       Phillipsburg Care Center, Phillipsburg, NJ:
                  ET Sub-Phillipsburg, L.L.C., a Delaware limited liability company.
         5. Pleasant View, Concord, NH: ET Sub-Pleasant View, L.L.C., a Delaware limited liability company.
         6.       Liberty Court (Rittenhouse), Philadelphia, PA:
                  ET Sub-Rittenhouse Limited Partnership, L.L.P., a Virginia limited liability partnership.
         7. Riverview Ridge, Wilkes-Barre, PA: ET Sub-Riverview Ridge Limited Partnership, L.L.P., a Virginia limited liability partnership.
         8. Willowbrook, Clarks Summit, PA: ET Sub-Willowbrook Limited Partnership, L.L.P., a Virginia limited liability partnership.

B.       "Meridian 7".

         1.       Westfield Center, Westfield, Union County, NJ:
                  ET Sub-Meridian Limited Partnership, L.L.P., a Virginia limited liability partnership.
         2.       Voorhees Center, Voorhees, Camden County, NJ:
                  ET Sub-Meridian Limited Partnership, L.L.P., a Virginia limited liability partnership.
         3.       Multi-Med Center, Towson, Baltimore County, MD:
                  ET Sub-Meridian Limited artnership, L.L.P., a Virginia limited liability partnership.
         4.       Severna Park Center, Severna Park, Anne Arundel County, MD:
                  ET Sub-Meridian Limited Partnership, L.L.P., a Virginia limited liability partnership.
         5.       Corsica Hills Center, Centerville,  Queen Anne's County, MD:
                  ET Sub-Meridian Limited Partnership, L.L.P., a Virginia limited liability partnership.
         6.       La Plata Center, LaPlata, Charles County, MD:
                  ET Sub-Meridian Limited Partnership, L.L.P., a Virginia limited liability partnership.
         7.       Heritage Center, Dundalk, Baltimore County, MD:
                  ET Sub-Meridian Limited Partnership, L.L.P., a Virginia limited liability partnership.

C.       Non-Center Leases

         1. Salisbury Medical Office Building -- three (3) leases, Salisbury, MD: ET Sub-SMOB, L.L.C., a Delaware limited liability company.
         2. Windsor Office Building, Windsor, CT: ET Sub-Windsor I, L.L.C., a Delaware limited liability company.
         3.       Windsor Clinic and Training Facility, Windsor, CT:
                  ET Sub-Windsor II, L.L.C., a Delaware limited liability company.
         4. NeighborCare Lease at DCMH, Drexel Hill, PA: ET Sub-DCMH Limited Partnership, L.L.P., a Virginia limited liability partnership.
         5. NeighborCare Lease at POB I, Upland, PA: ET Sub-POB I, L.L.C., a Virginia limited liability company.

D.       New England Leases

         1. Heritage at Cleveland Circle: ET Sub-Cleveland Circle, L.L.C., a Delaware limited liability company.
         2. Heritage at Vernon Court: ET Sub-Vernon Court, L.L.C., a Delaware limited liability company.
         3. Heritage at North Andover: ET Sub-Heritage Andover, L.L.C., a Delaware limited liability company.
         4. Cabot Park Village: ET Sub-Cabot Park, L.L.C., a Delaware limited liability company.

                                  EXHIBIT "B-2"

                          LIST OF GHV AFFILIATE TENANTS

A.       Initial Properties.

         1.       Heritage Woods, Agawam, MA: Genesis Health Ventures of
                  Massachusetts, Inc., a Pennsylvania corporation.
         2.       Highgate at Paoli Pointe, Chester County, PA: Geriatric and
                  Medical Services, Inc., a New Jersey corporation.
         3. Lopatcong Center, Lopatcong, NJ: Geriatric and Medical Services, Inc., a New Jersey corporation.
         4. Phillipsburg, Phillipsburg, NJ: Geriatric and Medical Services, Inc., a New Jersey corporation.
         5. Pleasant View, Concord, NH: McKerley Health Care Centers, Inc., a New Hampshire corporation.
         6. Liberty Court (Rittenhouse), Philadelphia, PA: Geriatric and Medical Services, Inc., a New Jersey corporation.
         7. Riverview Ridge, Wilkes-Barre, PA: Genesis Health Ventures of Wilkes-Barre, Inc., a Pennsylvania corporation.
         8. Willowbrook, Clarks Summit, PA: Edella Street Associates, a Pennsylvania limited partnership.

B.       "Meridian 7".

         1. Westfield Center, Westfield, NJ: Meridian Healthcare, Inc., a Pennsylvania corporation.
         2. Voorhees Center, Voorhees, NJ: Meridian Healthcare, Inc., a Pennsylvania corporation.
         3. Multi-Med Center, Towson, MD: Meridian Healthcare, Inc., a Pennsylvania corporation.
         4. Severna Park Center, Severna Park, MD: Meridian Healthcare, Inc., a Pennsylvania corporation.
         5. Corsica Hills Center, Centerville, MD: Meridian Healthcare, Inc., a Pennsylvaniacorporation.
         6. La Plata Center, La Plata, MD: Meridian Healthcare, Inc., a Pennsylvania corporation.
         7. Heritage Center, Dundalk, MD: Meridian Healthcare, Inc., a Pennsylvania corporation.

C.       Non-Center Leases

1.       Salisbury Medical Office Building  -- three (3) leases, Salisbury, MD:
         (a) Genesis Immediate Med Center, Inc., n/k/a Genesis ElderCare Physician Services, Inc., a Pennsylvania corporation
         (b) Genesis ElderCare Rehabilitation Services, Inc., a Pennsylvania corporation
         (c) Genesis Physician Services, Inc., n/k/a Genesis ElderCare Physician Services, Inc., a Pennsylvania corporation
2. NeighborCare Lease at DCMH, Drexel Hill, PA: Delco Apothecary, Inc., a Pennsylvania corporation, d/b/a NeighborCare.
3. NeighborCare Lease at POB I, Upland, PA: Delco Apothecary, Inc., a Pennsylvania corporation, d/b/a NeighborCare.

                                   EXHIBIT "C"

                         LIST OF ELDERTRUST IP PROPERTY

All right, title and interest in and to the application for registration, name and service mark of ElderTrust.

                                   EXHIBIT "D"

                              LIST OF ORPHAN LIENS

Coquina Place, Volusia County, Florida

1. Mechanics' (Construction) Lien in favor of Southern Oaks Ground Covering, Inc., dated October 9, 1999 and recorded October 20, 1999 in Official Records Book 4486, page 3573 of the Public Records of Volusia County, Florida, with an unpaid balance of $3,602.56.

Harbor Place, Brevard County, Florida

         None

The Oaks, Cheltenham Township, Montgomery County, Pennsylvania

1. $200,000 Open-End Mortgage from Wyncote Healthcare Corp. to Chapter Ltd. Partnership, dated August 8, 1991, recorded August 16, 1991 in Mortgage Book 6747 page 1288.

Mifflin, 450 Philadelphia Avenue, Cumru Township, Berks County, Pennsylvania

         None.

Rittenhouse (Existing Parcel), Philadelphia County, Pennsylvania

1. Michael Ferguson vs. Geriatric & Medical Services, Common Pleas Court, Case No. Aug. 96-3194, Default Judgment entered January 21, 1998, in the amount of $10,000.00.

Rittenhouse (Additional Parcel), 1538-40 Lombard Street & 509-13 S. 16th Street, Philadelphia County, Pennsylvania

1. Commonwealth of Pennsylvania vs. Geriatric & Medical Service, Common Pleas Court, Case No. 97-421, Default Judgment entered May 6, 1997, in the amount of $929.61.

2. Gary Krummert vs. Geriatric & Medical Services, Inc., Common Pleas Court, Case No. Apr 95-1866, Motor Vehicle Arbitration Finding entered June 26, 1996, in the amount of $26,138.29.

3. Heitz Supply Co., Inc. vs. Geriatric & Medical Services, Common Pleas Court, Case No. Oct 96-1315, Writ of Execution entered October 17, 1996, in the amount of $25,831.66.

4. Michael Ferguson vs. Geriatric & Medical Services, Common Pleas Court, Case No. Aug. 96-3194, Default Judgment entered January 21, 1998, in the amount of $10,000.00.

5. Legal Services Trust vs. Geriatric and Medical Corporation, U.S. District Court, Case No. 96-7452, Civil Action Judgment entered July 1, 1997, in the amount of $5,076.00.

6. Legal Services Trust vs. Geriatric and Medical Corporation, U.S. District Court, Case No. 96-7451, Civil Action Judgment entered July 17, 1997, in the amount of $5,474.00.

7. Retail Wholesale & Dept. Store Union Local 1034 vs. Geriatric & Medical Companies, Inc., U.S. District Court, Case No. 96-3234, Civil Action Judgment entered July 24, 1996, in the amount of $181,352.00.

8. Commonwealth of Pennsylvania vs. Felix Spector, Common Pleas Court, Case No. Mar 94-3846, Miscellaneous Lien entered March 29, 1994, in the amount of $365.79.

9. Corestates Bank Delaware vs. Felix Spector, Municipal Court, Case No. SC 96-1-22 17530, Small Claim Default Judgment entered February 22, 1996, in the amount of $6,235.45.

                                   EXHIBIT "E"

                        LIST OF PHILLIPSBURG IMPROVEMENTS


The Phillipsburg Improvements shall be completed in the order listed below to ensure that the most important items are addressed first. The items and estimated costs are based on that certain Property Condition Report by EMG dated May 11, 2000 (the "EMG Report"). The scope of each item shall be defined as described in the EMG Report.



Repair Item                            Estimated Cost            Cumulative Cost
--------------------------------------------------------------------------------
Asbestos abatement                         96,000                    96,000
Lead abatement                             48,000                   144,000
Reconstruct south wall                     65,000                   209,000
New roof on 1900 section                   45,000                   254,000
Rafter and soffit repair                   20,000                   274,000
Fascia and gutter repair                   10,000                   284,000
Point and clean brick veneer                6,000                   290,000
Caulk and seal exterior walls              35,000                   325,000
Remove ext. doors and replace              18,000                   343,000
    with windows
Replace window units                        8,000                   351,000
Electrical upgrade                          8,000                   359,000
ADA accessibility                          14,630                   373,630
Fire suppression system                    12,000                   385,630
Repair interior water damage                4,000                   389,630
Asphalt repair                              4,250                   393,880
Asphalt overlay                            12,600                   406,480

                                   EXHIBIT "F"

             LIST OF DELINQUENCIES OR DEFAULTS TO BE CURED OR WAIVED

====================================================================================================================================
                                         1                                2                                3
------------------------------------------------------------------------------------------------------------------------------------
Property(1)               Waived                              To Be Cured by Closing           To Be Cured After Closing
------------------------------------------------------------------------------------------------------------------------------------
Heritage Woods            Tenant quarterly statements                                          Verify payment of past due
                          through  6/30/00.                                                    water and sewer bills per
                                                                                               June 13, 2000 notice.
------------------------------------------------------------------------------------------------------------------------------------
                          Audited annual Tenant
                          statements for 1998 and 1999.
------------------------------------------------------------------------------------------------------------------------------------
Willowbrook               Tenant quarterly statements         Real estate taxes of             None
                          through 6/30/00.                    $27,447.50 paid by ETOP
                                                              for Tenant.
------------------------------------------------------------------------------------------------------------------------------------
                          Audited annual Tenant
                          statements for 1998 and 1999.
------------------------------------------------------------------------------------------------------------------------------------
Riverview Ridge           Tenant quarterly statements         None                             Audited annual Tenant
                          through 6/30/00.                                                     statements for 1998
                                                                                               and 1999.
------------------------------------------------------------------------------------------------------------------------------------
Highgate                  None                                Occupancy reserve funding        None
                                                              as agreed upon in Section 14
                                                              of this Master Agreement.
------------------------------------------------------------------------------------------------------------------------------------
                                                              Real estate taxes of
                                                              $8,914.98 paid by ETOP
                                                              for Tenant.
------------------------------------------------------------------------------------------------------------------------------------
Pleasant View             Tenant quarterly statements         None                             None
                          through 6/30/00.
------------------------------------------------------------------------------------------------------------------------------------
                          Audited annual Tenant
                          statements for 1998 and 1999.
====================================================================================================================================


====================================================================================================================================
                                         1                                2                                3
------------------------------------------------------------------------------------------------------------------------------------
Property                  Waived                              To Be Cured by Closing           To Be Cured After Closing
------------------------------------------------------------------------------------------------------------------------------------
Rittenhouse               Tenant quarterly statements         Failure to receive electrical    Final release of liens
(Liberty Court)           through 6/30/00.                    permit for recent expansion.     from general and major
                                                                                               subcontractors for recent
                                                                                               expansion.
------------------------------------------------------------------------------------------------------------------------------------
                          Audited annual Tenant                                                Building
                          statements for 1998 and 1999.                                        encroachment onto
                                                                                               right-of-way.
------------------------------------------------------------------------------------------------------------------------------------
                          Commencement of                                                      Satisfy judgments on
                          construction of recent                                               adjacent Geriatric and
                          expansion without Landlord's                                         Medical Services land.
                          consent.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Satisfy $10,000
                                                                                               judgment on the
                                                                                               original Rittenhouse
                                                                                               property.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Certificate of occupancy
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Current license
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Record drawings
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Certificate of
                                                                                               substantial completion
------------------------------------------------------------------------------------------------------------------------------------
Lopatcong                 Tenant quarterly statements                                          Certification of all
                          through 6/30/00.                                                     required quarterly reports
                                                                                               from December 31, 1999
                                                                                               through June 30, 2000.
------------------------------------------------------------------------------------------------------------------------------------
                          Audited annual Tenant               Immediate repair
                          statements for 1998 and 1999.       documentation for JP
                                                              Morgan financing.
------------------------------------------------------------------------------------------------------------------------------------
                          $8,000 in financial reporting
                          charges assessed on May 22, 2000.
------------------------------------------------------------------------------------------------------------------------------------
Phillipsburg              Tenant quarterly statements         None                             Completing the repairs
                          through 6/30/00.                                                     and environmental remediation
                                                                                               as agreed upon in Section
                                                                                               12 of this Master Agreement.
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================
                                         1                                2                                3
------------------------------------------------------------------------------------------------------------------------------------
Property                  Waived                              To Be Cured by Closing           To Be Cured After Closing
------------------------------------------------------------------------------------------------------------------------------------
                          Audited annual Tenant
                          statements for 1998 and 1999.
------------------------------------------------------------------------------------------------------------------------------------
"Meridian 6"              None                                Paying all personal property     Audited 1999 financial
                                                              taxes due                        statements of Meridian
                                                                                               Healthcare, Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Certified quarterly and
                                                                                               year-to-date statements
                                                                                               of the property operations
                                                                                               (on an individual property
                                                                                               basis) for each quarter
                                                                                               dating back to the
                                                                                               December 31, 1998 quarter.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Unaudited quarterly
                                                                                               income statements and
                                                                                               balance sheet of Tenant
                                                                                               for each quarter dating
                                                                                               back to December 31, 1998.
------------------------------------------------------------------------------------------------------------------------------------
Voorhees Center           Unaudited quarterly income          None                             Certified quarterly and
                          statements and balance sheet of                                      year-to-date statements of
                          Tenant for each quarter dating                                       the property operations (on
                          back to December 31, 1998.                                           an individual property
                                                                                               basis) for each quarter
                                                                                               dating back to the December
                                                                                               31, 1998 quarter.
------------------------------------------------------------------------------------------------------------------------------------
Delaware County           None                                Payment of all rent due;         None
Memorial Hospital                                             currently estimated to be
("DCMH") Medical                                              $9,808.56.
Office Building ("MOB") -
Neighborcare Suite
====================================================================================================================================


====================================================================================================================================
                                         1                                2                                3
------------------------------------------------------------------------------------------------------------------------------------
Property                  Waived                              To Be Cured by Closing           To Be Cured After Closing
------------------------------------------------------------------------------------------------------------------------------------
Harbor Place              Previous late payments              Placing the Limited              None
                                                              Partnership (Borrower) back
                                                              in good standing with the
                                                              State of Florida.
------------------------------------------------------------------------------------------------------------------------------------
                          Debt maturity
------------------------------------------------------------------------------------------------------------------------------------
Coquina Place             Previous late payments              Release of landscape             Consent by Lot 2
                                                              contractor mechanics lien        owner to a 7.8 foot
                                                              with Southern Oaks Ground        building encroachment.
                                                              Covering Inc. in the amount
                                                              of $3,602.56.
------------------------------------------------------------------------------------------------------------------------------------
                          Debt maturity
------------------------------------------------------------------------------------------------------------------------------------
Oaks                      Previous late payments              $200,000 Open-End                None
                                                              Mortgage from Wyncote
                                                              Healthcare Corp. to Chapter
                                                              Ltd. Partnership, dated
                                                              August 8, 1991, recorded
                                                              August 16, 1991 in
                                                              Mortgage Book 6747
                                                              page 1288.
------------------------------------------------------------------------------------------------------------------------------------
                          Debt maturity
------------------------------------------------------------------------------------------------------------------------------------
Mifflin                   Previous late payments              $20,250,000 Mortgage and         None
                                                              Fixture Filing and Security
                                                              Agreement by and between
                                                              Philadelphia Avenue
                                                              Associates and Home Fed
                                                              Bank, dated May 14, 1990
                                                              and recorded in Volume
                                                              2139 page 1831.
------------------------------------------------------------------------------------------------------------------------------------
                          Debt maturity
====================================================================================================================================

                                   EXHIBIT "G"

             LIST OF WARRANTIES AND REPRESENTATIONS UNDER GHV LOANS

Each of the Genesis Entities which is a party to any of the GHV Loans hereby represents and warrants as of the date of this Agreement that it has no knowledge of any matter that would have a material adverse effect on the collateral for the GHV Loans or on the GHV Loans.

                                   EXHIBIT "H"

                    THIRD QUARTER FINANCIAL STATEMENTS OF ET


--------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q
(Mark One)

          [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                For the quarterly period ended September 30, 2000

                                       or

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                  For the transition period from _____ to _____

                        Commission File Number: 001-13807
                                                ---------

                                   ElderTrust
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Maryland                                   23-2932973
----------------------------           ---------------------------------------
(State or other jurisdiction           (I.R.S. Employer Identification Number)
     of incorporation or
        organization)

   101 East State Street, Suite 100, Kennett Square, PA            19348
   ----------------------------------------------------          ----------
        (Address of principal executive offices)                 (Zip Code)

                                 (610) 925-4200
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

              Yes  X                             No
                  ---                              ----

         Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

               Class                           Outstanding at November 10, 2000
-------------------------------------          --------------------------------
Common shares of beneficial interest,                      7,119,000
      $0.01 par value per share

Exhibit index is located on page 37

                                   ELDERTRUST
                                    FORM 10-Q
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2000

                                TABLE OF CONTENTS



                                                                                                          Page
                                                                                                          ----
PART I: FINANCIAL INFORMATION

         Item 1.  Financial Statements (Unaudited)

                  Condensed Consolidated Balance Sheets as of September 30, 2000 and
                           December 31, 1999.........................................................       1

                  Condensed Consolidated Statements of Operations for the three
                           and nine months ended September 30, 2000 and 1999.........................       2

                  Condensed Consolidated Statements of Cash Flows for the nine
                           months ended September 30, 2000 and 1999..................................       3

                  Notes to Unaudited Condensed Consolidated Financial Statements.....................       4

         Item 2.  Management's Discussion and Analysis of Financial Condition and
                           Results of Operations.....................................................      14

         Item 3.  Quantitative and Qualitative Disclosures About Market Risk.........................      34

PART II: OTHER INFORMATION

         Item 3.  Defaults Upon Senior Securities....................................................      35

         Item 6.  Exhibits and Reports on Form 8-K...................................................      35

SIGNATURES...........................................................................................      36

EXHIBIT INDEX........................................................................................      37

                         PART I - FINANCIAL INFORMATION

ITEM 1.  Financial Statements (Unaudited)

                                   ELDERTRUST
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
               (in thousands, except share and per share amounts)

                                                                                           September 30,     December 31,
                                                                                               2000             1999
                                                                                           -------------     ------------
                                       ASSETS
Assets:
     Real estate properties, at cost                                                         $165,719        $165,206
     Less - accumulated depreciation                                                          (14,565)        (10,180)
     Land                                                                                      16,693          16,655
                                                                                             --------        --------
            Net real estate properties                                                        167,847         171,681
     Real estate loans receivable, net of allowance of $18,106 and $0, respectively            30,540          48,646
     Cash and cash equivalents                                                                  2,925           3,605
     Restricted cash                                                                            7,633           7,194
     Accounts receivable, net                                                                     373             629
     Accounts receivable from unconsolidated entities                                           2,073           1,068
     Prepaid expenses                                                                             412           1,000
     Investment in and advances to unconsolidated entities, net of allowance of
         $1,187 and $0, respectively                                                           19,714          31,129
     Other assets, net of accumulated amortization and depreciation of $2,673 and
         $2,148, respectively                                                                   1,471           1,530
                                                                                             --------        --------
                Total assets                                                                 $232,988        $266,482
                                                                                             ========        ========

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
     Bank credit facility                                                                     $38,977         $39,670
     Accounts payable and accrued expenses                                                      1,380           1,535
     Accounts payable to unconsolidated entities                                                  872              13
     Mortgages and bonds payable                                                              108,141         109,005
     Notes payable to unconsolidated entities                                                   1,032           1,079
     Other liabilities                                                                          3,482           3,751
                                                                                             --------        --------
           Total liabilities                                                                  153,884         155,053
                                                                                             --------        --------

Minority interest                                                                               5,736           7,989

Shareholders' Equity:
     Preferred shares, $.01 par value; 20,000,000 shares authorized; none
         outstanding                                                                             --              --
     Common shares, $.01 par value; 100,000,000 shares authorized; 7,119,000 shares
         issued and outstanding                                                                    71              71
     Capital in excess of par value                                                           119,106         119,106
     Distributions in excess of earnings                                                      (45,809)        (14,747)
     Note receivable from former officer for common shares sold, net                             --              (990)
                                                                                             --------        --------
           Total shareholders' equity                                                          73,368         103,440
                                                                                             --------        --------
                Total liabilities and shareholders' equity                                   $232,988        $266,482
                                                                                             ========        ========

           See accompanying notes to unaudited condensed consolidated financial statements.

                                   ELDERTRUST
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                                              Three months ended              Nine months ended
                                                                                 September 30,                  September 30,
                                                                           ------------------------        ------------------------
                                                                             2000            1999            2000            1999
                                                                           --------        --------        --------        --------
Revenues:
     Rental revenues                                                         $4,692          $4,662         $14,058         $13,884
     Interest, net of amortization of deferred loan
        origination costs                                                       491           1,350           2,801           4,368
     Interest from unconsolidated equity investees                              771             959           2,482           2,850
     Other income                                                                37              51             155              90
                                                                           --------        --------        --------        --------
        Total revenues                                                        5,991           7,022          19,496          21,192
                                                                           --------        --------        --------        --------

Expenses:
     Property operating expenses                                                244             277             852             848
     Interest expense, including amortization of
        deferred finance costs                                                3,561           3,422          10,448           9,578
     Depreciation                                                             1,458           1,439           4,399           4,332
     General and administrative                                                 649             564           2,661           2,026
     Bad debt expense                                                            15            --            20,282            --
     Separation agreement expenses                                             --              --              --             2,800
                                                                           --------        --------        --------        --------
        Total expenses                                                        5,927           5,702          38,642          19,584
                                                                           --------        --------        --------        --------

Net income (loss) before equity in losses of
     unconsolidated entities, minority interest and
     extraordinary items                                                         64           1,320         (19,146)          1,608

Equity in losses of unconsolidated entities, net                               (688)           (657)         (9,570)         (1,877)
Minority interest                                                                40             (46)          1,926              13
                                                                           --------        --------        --------        --------

Net income (loss) before extraordinary item                                    (584)            617         (26,790)           (256)

Extraordinary item:
     Extinguishment of debt                                                    --            (1,296)           --            (1,296)
     Minority interest in extraordinary item                                   --                86            --                86
                                                                           --------        --------        --------        --------
Net loss                                                                      ($584)          ($593)       ($26,790)        ($1,466)
                                                                           ========        ========        ========        ========

Basic and diluted weighted average number of common
     shares outstanding                                                       7,119           7,201           7,119           7,206
                                                                           ========        ========        ========        ========

Net income (loss) per share before extraordinary item
     - basic and diluted                                                     ($0.08)          $0.09          ($3.76)         ($0.04)
                                                                           ========        ========        ========        ========

Net loss per share - basic and diluted                                       ($0.08)         ($0.08)         ($3.76)         ($0.20)
                                                                           ========        ========        ========        ========

           See accompanying notes to unaudited condensed consolidated financial statements.

                                   ELDERTRUST
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (in thousands)

                                                                                                Nine months ended
                                                                                                  September 30,
                                                                                             -------------------------
                                                                                               2000             1999
                                                                                             --------         --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                                ($26,790)         ($1,466)
     Adjustments to reconcile net loss to net cash provided by operating activities:
         Depreciation and amortization                                                          4,999            5,707
         Provision for bad debts                                                               20,282             --
         Extraordinary loss on extinguishment of debt                                            --              1,296
         Non-cash separation expense from debt forgiveness to officer                            --              2,600
         Minority interest and equity in losses from unconsolidated entities                    7,644            1,778
        Net changes in assets and liabilities:
           Accounts receivable and prepaid expenses                                              (932)           2,735
           Accounts payable and accrued expenses                                                  704              421
           Other                                                                                  440             (105)
                                                                                             --------         --------
                 Net cash provided by operating activities                                      6,347           12,966
                                                                                             --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Investment in real estate loans receivable                                                  --             (5,096)
     Payments received on real estate loans receivable                                           --              4,247
     Capital expenditures                                                                        (112)          (1,656)
     Proceeds from collection on advances to unconsolidated entities                              659              720
     Net increase in reserve funds and deposits - restricted cash                                (887)          (2,610)
     Other                                                                                       --                161
                                                                                             --------         --------
                 Net cash used in investing activities                                           (340)          (4,234)
                                                                                             --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payment of deferred financing fees                                                          (484)          (2,004)
     Borrowings under Credit Facility                                                            --              9,518
     Payments under Credit Facility                                                              (693)         (23,790)
     Proceeds from mortgages payable                                                             --             32,695
     Payments on mortgages and bonds payable                                                     (864)         (11,218)
     Payments on notes payable                                                                   --             (3,000)
     Distributions to shareholders                                                             (4,272)          (7,885)
     Distributions to minority interests                                                         (327)            (562)
     Repurchases of common shares                                                                --               (424)
     Prepayment penalty on mortgage loan                                                         --             (1,157)
     Other                                                                                        (47)             (95)
                                                                                             --------         --------
                   Net cash used in financing activities                                       (6,687)          (7,922)
                                                                                             --------         --------

Net increase (decrease) in cash and cash equivalents                                             (680)             810
Cash and cash equivalents, beginning of period                                                  3,605            2,272
                                                                                             --------         --------
Cash and cash equivalents, end of period                                                       $2,925           $3,082
                                                                                             ========         ========

Supplemental cash flow information:
Cash paid for interest                                                                         $9,957           $8,484


           See accompanying notes to unaudited condensed consolidated financial statements.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements of ElderTrust and its consolidated subsidiaries ("ElderTrust" or the "Company") have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, Genesis Health Ventures, Inc. ("Genesis"), the Company's principal tenant, The Multicare Companies, Inc., a 43.6% owned consolidated subsidiary of Genesis, ("Multicare") and several of their subsidiaries have filed for reorganization under the provisions of Chapter 11 of the Bankruptcy Reform Act of 1978 ("Bankruptcy Code"). In addition, the Company has a working capital deficit of $59.1 million at September 30, 2000, resulting primarily from the classification of its bank credit facility (the "Credit Facility") with an outstanding balance of $39.0 million at September 30, 2000 as current based on its maturity date of June 30, 2001, the classification of two bonds payable totaling $20.0 million at September 30, 2000 as current based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages and the classification of one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 as current based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000.

         The interim condensed consolidated financial statements do not include all of the footnotes for complete financial statements. The December 31, 1999 condensed consolidated balance sheet was derived from audited financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial statements for the interim periods presented have been included. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2000. Certain amounts included in the unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 1999 have been reclassified for comparative purposes.

         The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1999 included in the Company's Form 10-K filed with the Securities and Exchange Commission.

2.  Certain Significant Risks and Uncertainties

Genesis and Multicare Bankruptcy Filings

         On June 22, 2000, Genesis and Multicare announced that they had filed for Chapter 11 bankruptcy protection following debt restructuring discussions with their senior lenders.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)

         Approximately 70% of the Company's consolidated assets at September 30, 2000 consisted of real estate properties leased to or managed by subsidiaries of Genesis and loans on real estate properties made to consolidated and unconsolidated subsidiaries of Genesis or Multicare. Revenues recorded by the Company for the nine months ended September 30, 2000 in connection with these leases and loans totaled $12.9 million, or 66% of the Company's total revenues. In addition, certain unconsolidated entities of the Company, accounted for under the equity method, also lease properties to these entities and recognized revenues of $9.7 million for the same period. The Company's investments in and advances to such unconsolidated entities totaled $16.2 million at September 30, 2000.

         Included in the Company's consolidated assets at September 30, 2000 are $19.5 million in loans to wholly-owned subsidiaries of Multicare. These loans are secured by real estate and 20% of the principal balance is guaranteed by Multicare. The loans have a weighted average annual interest rate of 10.5%. ElderTrust also has $14.8 million in loans to wholly-owned subsidiaries of Genesis. These loans are secured by real estate and a 100% guarantee by Genesis. The loans have a weighted average annual interest rate of 9.3%.

         As a result of the Genesis and Multicare bankruptcy filings, the borrowers ceased making interest payments to the Company during June 2000. It is not expected that the borrowers on these loans will be permitted to make further interest payments to the Company unless such payments are approved by the bankruptcy court. During the bankruptcy reorganization process, the Company will retain its security position in the collateral underlying the loans. Ultimate recovery under the loans is dependent upon the value of the assets securing the loans, which may be determined by the bankruptcy court. To the extent the loan balance exceeds such collateral, recovery of the difference will be dependent on the general unsecured creditors' recovery on their prepetition claims. See Note 3 for discussion of the allowance for loan losses recorded by the Company in relation to these loans.

         In addition, a tenant in bankruptcy has the ability to reject executory contracts, including leases, to which they are a party. In the period before a lessee elects whether to assume or reject a lease, lessees in bankruptcy are required to continue to make lease payments. If Genesis rejects one or more of the leases, the Company would be required to re-lease, operate or sell the property subject to the rejected leases. Any such alternative may significantly decrease the Company's cash flow and could significantly and adversely affect its financial condition and results of operations. If the Company were required to operate one or more of the properties, it may have insufficient cash flow to do so. Alternatively, a debtor may assume a lease, in which case it is required to continue making lease payments.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)

         As Genesis and Multicare are not currently permitted to make interest payments to ElderTrust under bankruptcy filing rules, the Company's cash flow has been significantly reduced. As a result, the Company has suspended further distributions to its shareholders. The Company believes the distributions made to shareholders to-date during 2000 will be sufficient to satisfy its REIT distribution requirements for 2000. The Company believes that it can continue to meet its debt service requirements after giving effect to this reduction in cash flow; however, any further reduction in cash flow would significantly and adversely affect the Company's ability to continue to meet its debt service requirements and could further significantly and adversely affect its financial condition and results of operations.

Liquidity

         The Company has a working capital deficit of $59.1 million at September 30, 2000, resulting primarily from the classification of the Credit Facility with an outstanding balance of $39.0 million at September 30, 2000 as current based on its maturity date of June 30, 2001, the classification of two bonds payable totaling $20.0 million at September 30, 2000 as current based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages and the classification of one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 as current based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000. If the Company is unable to pay-off or obtain replacement financing of the Credit Facility by June 30, 2001, or is unable to negotiate a further extension of the current Credit Facility at that time, or the Company is unable to obtain waivers of the failed covenants or a forbearance agreement from the lender, the bank could exercise its right to foreclose on the collateral securing the Credit Facility. If the Company is unable to obtain waivers of the failed covenants under the bonds and mortgage payable or a forbearance agreement from the lenders, the lenders could exercise their rights to accelerate the related indebtedness or foreclose on the underlying collateral immediately. Foreclosure by the lenders would have a significant adverse affect on the Company's ability to continue its operations.

         The unaudited financial statements do not include adjustments, if any, to reflect the possible effects on the recoverability and classification of recorded assets or the amounts and classification of liabilities that may result from the outcome of the uncertainties related to the matters discussed above under "Genesis and Multicare Bankruptcy Filings" and "Liquidity."

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.  Real Estate Loans Receivable

The following is a summary of real estate loans receivable (dollars in thousands):

                                                         Stated       Scheduled       Balance at          Balance at
                                             Type of    Interest       Maturity      September 30,       December 31,
               Property                        Loan       Rate           Date            2000                1999
---------------------------------------   ------------- ----------    ----------     -------------      -------------
Harbor Place        Melbourne, FL         Term            9.5%          6/2000          $ 4,828           $ 4,828(1)
Mifflin             Shillington, PA       Term            9.5%          6/2000            5,164             5,164(2)
Coquina Place       Ormond Beach, FL      Term            9.5%          6/2000            4,577             4,577(2)
Lehigh              Macungie, PA          Term           10.5%          6/2000            6,665             6,665(2)
Berkshire           Reading, PA           Term           10.5%          6/2000            6,167             6,167(2)
Oaks                Wyncote, PA           Construction    9.0%          1/2001            5,033             5,033(2)
Montchanin          Wilmington, DE        Construction   10.5%          8/2000            9,496             9,496(3)
Sanatoga            Pottstown, PA         Construction   10.5%          1/2001            6,716             6,716(2)
                                                                                        -------           -------
                                                                                         48,646            48,646
Allowance for credit losses                                                             (18,106)               -
                                                                                        -------           -------
                                                                                        $30,540           $48,646
                                                                                        =======           =======

---------------
(1) This loan went into default on June 22, 2000 when the loan was not repaid by the borrower upon its maturity. Genesis is the manager of the facility.

(2) These loans went into default on June 22, 2000 when the borrowers ceased making interest payments to the Company. See Note 2.

(3) This loan went into default on August 1, 2000 when the loan was not repaid upon its maturity.

         The unfunded portion of the Company's construction loan commitments amounted to $347,000 and $352,000 at September 30, 2000 and December 31, 1999, respectively. Due to certain defaults by the borrowers under the loan agreements, the Company believes it is no longer obligated to provide any further funding.

         The Company previously was obligated, or had an option, to purchase and leaseback, upon the maturity of the related loan or the facility reaching stabilized occupancy, the eight assisted living facilities underlying the term and construction loans. The Company believes it is no longer bound by the purchase and leaseback obligations contained in seven of the loan documents because the borrowers have, from time to time, not complied with all loan provisions. The Company did not exercise its option to purchase the remaining facility, Montchanin, upon its August 1, 2000 maturity date. The Company has declared this loan, with a principal balance of $9.5 million at September 30, 2000, in default and is pursuing its remedies to collect the amounts due.

         The four term loans secured by the Mifflin, Coquina Place, Lehigh and Berkshire facilities, with a principal balance of $8.9 million at September 30, 2000, net of allowance for credit losses, matured on June 28, 2000. In addition, the loan secured by the Sanatoga facility went into default as a result of the bankruptcy filing by Genesis. Due to the Chapter 11 bankruptcy filings by Genesis and Multicare, the Company is prohibited from pursuing collection on these loans.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


         In addition, the Company had one loan in the amount of $4.8 million with an annual interest rate of 9.50%, secured by the Harbor Place facility, to an entity in which Genesis accounts for its investment using the equity method of accounting, which was not included in the June 22, 2000 bankruptcy filing. This loan matured on June 22, 2000. The Company has declared this loan in default and this transaction's resolution is currently under negotiation with the borrower and Genesis, the property manager. Due to certain defaults by the borrower under the loan agreement, a default interest rate, which equals 2% plus the stated interest rate, is being assessed on this loan.

         As previously disclosed, the Company, Genesis and Multicare have been discussing a proposed restructuring of the loans and other relationships among the parties. These discussions are continuing. Any restructuring is subject to approval by the Boards of the Company, Genesis and Multicare and the bankruptcy court. No assurance can be given that the proposed restructuring will be completed.

         Based on the Company's assessment of the collateral value underlying the loans as compared to the net book value of the loans, the Company recorded an allowance for credit losses of $18.1 million during the nine months ended September 30, 2000.

4.  Investments in Unconsolidated Entities

         The Company has several investments in entities in which the controlling interest is owned by Mr. D. Lee McCreary, Jr., the Company's President, Chief Executive Officer and Chief Financial Officer. Mr. McCreary owns all of the voting interest in ET Capital Corp., representing a 5% equity interest. Mr. McCreary also owns a 1% general partner interest in ET Sub-Meridian, LLP and a 1% managing member interest in ET Sub-Vernon Court, LLC, ET Sub-Cabot Park, LLC and ET Sub-Cleveland Circle, LLC, through a limited liability company of which he is the sole member. As the Company also has an option to acquire Mr. McCreary's 1% managing interest in ET Sub-Vernon Court, LLC for a nominal amount, this company is consolidated into the Company's condensed consolidated financial statements at September 30, 2000.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


         Summary combined financial information as of and for the nine months ended September 30, 2000 for these unconsolidated entities is as follows (dollars in thousands):

                                           ET                             ET Sub-            ET
                                      Sub-Meridian,      ET Capital        Cabot       Sub-Cleveland
                                           LLP              Corp.        Park, LLC      Circle, LLC       Total
                                      -------------      ----------      ---------     --------------   --------
Current assets                              $310             $535            $126            $135        $1,106
Real estate properties (1)               103,912                -          16,695          13,782       134,389
Notes receivable                               -            4,409               -               -         4,409
Other assets                               1,301                -             541             513         2,355
Total assets                             105,523            4,944          17,362          14,430       142,259
Current liabilities                        2,174              640             679             739         4,232
Long-term debt (2)                       105,757            9,291          16,769          13,584       145,401
Total deficit                             (4,116)          (4,988)           (355)           (119)       (9,578)
Rental revenue                             7,350                -           1,232           1,088         9,670
Interest income, ElderTrust (3)                -              477               -               -           477
Interest income, other                        19              256              30              28           333
Interest expense, ElderTrust (3)           1,605              591             412             238         2,846
Interest expense, other                    4,950                -             621             555         6,126
Depreciation/amortization                  2,634              118             420             346         3,518
Bad debt expense                               -            7,800               -               -         7,800
Net loss                                  (1,863)          (7,860)           (215)            (47)       (9,985)
Percent ownership                            99%              95%             99%             99%

     ---------------

(1)  Includes properties under capital lease.

(2)  Includes capital lease obligations.

(3)  Includes ElderTrust and its unconsolidated subsidiaries.

         As of September 30, 2000, ET Capital Corp. ("ET Capital") owned a $7.8 million second trust mortgage note executed by AGE Institute of Florida, which it acquired from Genesis during 1998. This note is secured by a second lien on 11 Florida skilled nursing facilities owned by AGE Institute of Florida and a second lien on accounts receivable and other working capital assets. The facilities are managed by subsidiaries of Genesis. This note matures on September 30, 2008 with payments of interest only, at a fixed annual rate of 13% due quarterly until the note is paid in full. The borrower ceased making interest payments to ET Capital during the quarter ended June 30, 2000.

         In June 2000, the senior lender on the $40.0 million first trust mortgage to the AGE Institute of Florida notified ET Capital that the borrower was in default of the first trust mortgage due to a default by Genesis, the guarantor, under an amendment to the loan agreement and that no forbearance or waiver of such default has been granted. Additionally, the senior lender is seeking recovery from ET Capital of an interest payment totaling approximately $250,000 received by ET Capital from the AGE Institute of Florida in April 2000, for the quarter ended March 31, 2000.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


         The AGE Institute of Florida has been working to obtain replacement financing of the $40.0 million first trust mortgage loan. If the AGE Institute of Florida is unable to refinance the $40.0 million first trust loan, or is otherwise unable to reach acceptable extension terms with the senior lender, the senior lender may take actions to recover its investment in such first trust loan. ET Capital has no control over the actions of the senior lender and such actions could be unfavorable to ET Capital.

         Management of ET Capital has determined, based on a decrease in the underlying cash flows generated by the properties securing the note, the value of the underlying collateral may not be sufficient to satisfy the borrowers' obligation under the note. As a result, a bad debt allowance of $7.8 million was recorded by ET Capital during the nine months ended September 30, 2000. The Company recorded 95% of this loss based on its 95% equity interest in ET Capital, which reduces its investment and advances to ET Capital.

         ET Capital's long-term debt includes two demand promissory notes payable to the Company aggregating $5.9 million at September 30, 2000 in connection with the above second mortgage transaction. These notes bear interest at a weighted average rate of 12.1% per annum with interest only payable quarterly. ET Capital ceased making interest payments to the Company during the quarter ended June 30, 2000. Management of the Company has determined that these notes are fully impaired at September 30, 2000. The Company recorded an impairment loss of $1.2 million against the remaining balance of these notes during the nine months ended September 30, 2000.

         As of September 30, 2000, ET Sub-Meridian owns the leasehold and purchase option rights to seven skilled nursing facilities located in Maryland and New Jersey, which it purchased from Genesis for $35.5 million in cash and issuance of $8.5 million in term loans during September 1998. The purchase options are exercisable by ET Sub-Meridian in September 2008 for a cash exercise price of $66.5 million. The $8.5 million promissory note bears interest at an annual rate of 8.0% for the first year, 9.0% for the second year and 10.0% for remainder of the term of the note, with interest payable monthly through September 3, 2003. The note is guaranteed by the Company and may be in default due to ET Sub-Meridian's failure to make a principal payment of $3.0 million due on September 3, 1999. However, ET Sub-Meridian and the Company believe that Genesis agreed to extend the principal payment due on September 3, 1999 until the maturity date of September 3, 2003. The Company, ET Sub-Meridian and Genesis are working to resolve the dispute. Any agreement reached by the parties will be subject to bankruptcy court approval. The Company does not have sufficient cash available to satisfy the guarantee if it were required to do so.

         ET Sub-Meridian, whose ownership of the facilities is in the form of a capital lease, subleased the facilities to Genesis for an initial ten-year period with a ten-year renewal option. The nominal property owner has encumbered the properties with mortgage loan financing. These loans are in default as a result of the Genesis bankruptcy filing. The Company is assisting the nominal owner in obtaining waivers of these defaults.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


5.  Credit Facility

         At September 30, 2000, the Company had $39.0 million outstanding under the Credit Facility. The interest rate on borrowings outstanding under the Credit Facility at September 30, 2000 was 9.44%, 2.75% over one-month LIBOR. There were no borrowings under the $5.75 million revolving credit portion of the Credit Facility at September 30, 2000. Any such borrowings are subject to prior approval from the issuing bank.

         The Company is currently seeking a waiver for its failure to meet the minimum tangible net worth, minimum net asset value and minimum interest coverage ratio requirements under the Credit Facility at September 30, 2000 and June 30, 2000, principally resulting from the bad debt charges recorded on real estate loans receivable (see Note 3), investments in and advances to unconsolidated entities (see Note 4) and a note receivable from a former officer of the Company and certain other assets (see Note 7) during the second quarter of 2000.

         On January 3, 2000, the term of the Credit Facility was extended from January 1, 2000 to June 30, 2001 through an amendment which also reduced borrowings available under the Credit Facility to $45.4 million. The Company paid financing fees and other related costs of approximately $484,000 for the nine months ended September 30, 2000, primarily in connection with the January 3, 2000 amendment to the Credit Facility. Unamortized deferred financing costs in connection with the Credit Facility and mortgages payable aggregated approximately $1.4 million at September 30, 2000. Deferred financing costs of $464,000 were amortized during the nine months ended September 30, 2000 and included as a component of interest expense.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


6.  Loss Per Share

         The following table sets forth the computation of basic and diluted loss per share for the periods indicated (in thousands, except per share data):

                                                         For the three months ended          For the nine months ended
                                                                 September 30,                     September 30,
                                                         --------------------------         ---------------------------
                                                             2000            1999             2000              1999
                                                            ------          ------          --------          ---------
 Net loss available for basic and diluted loss
     per share                                               ($584)          ($593)         ($26,790)           ($1,466)
                                                            ======          ======          ========          =========

Weighted average common shares outstanding for
     basic and diluted net loss per share                    7,119           7,201             7,119              7,206
                                                            ======          ======          ========          =========

Basic and diluted net loss per share                        ($0.08)         ($0.08)           ($3.76)            ($0.20)
                                                            ======          ======          ========          =========

         The effect of outstanding share options is antidilutive and thus not reflected in the determination of weighted average common shares outstanding for the diluted net loss per share calculation. The operating partnership units are not included in the determination of weighted average common shares outstanding since they are not considered to be common share equivalents as they are redeemable for cash at the Company's discretion.

7.  Other Charges

         During the second quarter of 2000, the Company recorded bad debt charges of approximately $990,000 related to a note receivable from a former officer of the Company.

         In addition, the Company wrote-off $682,000 of costs incurred in connection with property due diligence for investment transactions that were not completed because of adverse conditions in the capital markets and the June 22, 2000 Chapter 11 filings of Genesis and Multicare. These write-offs are included as a component of general and administrative expenses.

8.  NYSE Listing Criteria

         On September 22, 2000, ElderTrust announced that it had been notified by the New York Stock Exchange ("NYSE") that is has fallen below the continued listing criteria relating to total market capitalization and minimum share value.

         Under the market capitalization requirement, the Company's market capitalization must meet or exceed $15 million. Under the NYSE rules, the NYSE may grant a period of up to 18 months ending February 10, 2002 during which the Company would need to meet the requirement. The Company has formally requested that this time period be granted and has submitted a business plan to the NYSE to demonstrate its ability to achieve compliance with this standard. If the plan is accepted, the Company will be subject to quarterly monitoring by the NYSE in the interim period. The Company has not been notified by the NYSE if the plan has been accepted.

                                   ELDERTRUST
                          NOTES TO UNAUDITED CONDENSED
                  CONSOLIDATED FINANCIAL STATEMENTS (continued)


         Under the minimum share value requirement, the Company's shares must trade at a value exceeding $1 for thirty consecutive trading days. As a result of the notification, the Company must meet this requirement by the later of either its next annual meeting, currently scheduled for May 2001, or March 20, 2001 to retain its listing.

9. Derivative Instruments and Hedging Activities

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure the instrument at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133 and subsequent amendments, SFAS No. 137 and SFAS No. 138, are effective for the Company on January 1, 2001. The Company does not expect the adoption of Statement 133 to have a material adverse impact on the Company's financial condition or results of operations because the Company does not use derivative instruments other than interest rate cap agreements.

ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

         Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements with respect to results of operations and financial condition of ElderTrust and its consolidated subsidiaries (collectively, "ElderTrust" or the "Company"). In general, these statements are identified by the use of forward-looking words or phrases, including "intended," "will," "should," "could," "may," "continues," "continued," "estimate," "estimated," "expects," "expected," "believes," "anticipates" and "anticipated" or the negative or variations thereof or similar terminology. These statements are not guarantees of the Company's future performance and are subject to risks and uncertainties, and other important factors that could cause the Company's actual performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These risks, uncertainties and factors include, but are not limited to:

         o the ability of Genesis Health Ventures, Inc. ("Genesis"), the Company's principal tenant, and The Multicare Companies, Inc., a 43.6% owned consolidated subsidiary of Genesis, ("Multicare") to resume making loan payments and continue making lease payments to the Company;
         o the outcome of the Genesis and Multicare bankruptcy proceedings;
         o the Company's ability to pay-off or refinance its bank credit facility (the "Credit Facility) when it becomes due on June 30, 2001;
         o the Company's ability to cure its failure to meet debt covenants or obtain waivers from its lenders;
         o the NYSE acceptance of the Company's business plan;
         o interest rates;
         o availability, terms and use of capital;
         o general economic, business and regulatory conditions;
         o federal and state government regulation;
         o changes in Medicare and Medicaid reimbursement programs; and
         o competition.

         Refer to the Company's annual report on Form 10-K for the year ended December 31, 1999 for a discussion of these and other factors which management believes may impact the Company. The forward-looking statements included herein represent the Company's judgment as of the date of this Form 10-Q and should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto appearing elsewhere in this report. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. All subsequent written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements. The Company disclaims, however, any intent or obligation to update its forward-looking statements.

General

         The Company is a self-managed and self-administered real estate investment trust ("REIT") that invests principally in senior housing and other healthcare facilities, including skilled nursing facilities, assisted and independent living facilities and medical office and other buildings. The Company conducts primarily all of its operations through ElderTrust Operating Limited Partnership (the "Operating Partnership"), of which ElderTrust is the sole general partner. The Company's consolidated assets consist primarily of the assets of the Operating Partnership and its consolidated subsidiaries. As of September 30, 2000, skilled nursing, assisted and independent living facilities comprised approximately 93% of the Company's consolidated investments in real estate properties and loans. Approximately 70% of the Company's consolidated assets at September 30, 2000 consisted of real estate properties leased to or managed by subsidiaries of Genesis and loans on real estate properties made to consolidated and unconsolidated subsidiaries of Genesis or Multicare.

         On June 22, 2000, Genesis and Multicare announced that they had filed for Chapter 11 bankruptcy protection following debt restructuring discussions with their senior lenders.

         The accompanying unaudited condensed consolidated financial statements of ElderTrust and its consolidated subsidiaries have been prepared assuming the Company will continue as a going concern. As previously discussed, Genesis, the Company's principal tenant, and Multicare have filed for reorganization under the provisions of Chapter 11 of the Bankruptcy Reform Act of 1978 ("Bankruptcy Code"). In addition, the Company has a working capital deficit of $59.1 million at September 30, 2000, resulting primarily from the classification of its bank credit facility (the "Credit Facility") with an outstanding balance of $39.0 million at September 30, 2000 as current based on its maturity date of June 30, 2001, the classification of two bonds payable totaling $20.0 million at September 30, 2000 as current based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages and the classification of one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 as current based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000. The unaudited financial statements do not include adjustments, if any, to reflect the possible effects on the recoverability and classification of recorded assets or the amounts and classification of liabilities that may result from the outcome of the uncertainties related to the foregoing matters.

         Revenues recorded by the Company for the nine months ended September 30, 2000 in connection with leases and loans to Genesis and Multicare totaled $12.9 million, or 66% of the Company's total revenues. In addition, certain unconsolidated entities of the Company, accounted for under the equity method, also lease properties to these entities and recognized revenues of $9.7 million for the same period. The Company's investments in and advances to such unconsolidated entities totaled $16.2 million at September 30, 2000.

         As a result of these relationships, the Company's revenues and ability to meet its obligations depends, in significant part, upon:

         o the ability of Genesis and entities in which Genesis accounts for its investment using the equity method of accounting ("Genesis Equity Investees") to meet their lease and loan obligations;

         o the outcome of the Genesis and Multicare bankruptcy proceedings; and

         o the revenues derived from, and the successful operation of, the facilities leased to or managed by Genesis or Genesis Equity Investees.

         Included in the Company's consolidated assets at September 30, 2000 are $19.5 million in loans to wholly-owned subsidiaries of Multicare. These loans are secured by real estate and 20% of the principal balance is guaranteed by Multicare. The loans have a weighted average annual interest rate of 10.5%. ElderTrust also has $14.8 million in loans to wholly-owned subsidiaries of Genesis. These loans are secured by real estate and a 100% guarantee by Genesis. The loans have a weighted average annual interest rate of 9.3%.

         The four term loans secured by the Mifflin, Coquina Place, Lehigh and Berkshire facilities, with a principal balance of $8.9 million at September 30, 2000, net of allowance for credit losses, matured on June 28, 2000. In addition, the loan secured by the Sanatoga facility went into default as a result of the bankruptcy filing by Multicare. Due to the June 22, 2000 Chapter 11 bankruptcy filings by Genesis and Multicare, the Company is prohibited from pursuing collection on these loans.

         As previously disclosed, the Company, Genesis and Multicare have been discussing a proposed restructuring of the loans and other relationships among the parties. These discussions are continuing. Any restructuring is subject to approval by the Boards of the Company, Genesis and Multicare and the bankruptcy court. No assurance can be given that the proposed restructuring will be completed.

         As a result of the Genesis and Multicare bankruptcy filings, the borrowers ceased making interest payments to the Company during June 2000. It is not expected that the borrowers on these loans will be permitted to make further interest payments to the Company unless such payments are approved by the bankruptcy court. During the bankruptcy reorganization process, the Company will retain its security position in the collateral underlying the loans. Ultimate recovery under the loans is dependent upon the value of the assets securing the loans, which may be determined by the bankruptcy court. To the extent the loan balance exceeds such collateral, recovery of the difference will be dependent on the general unsecured creditors' recovery on their prepetition claims. Based on the Company's assessment of the collateral value underlying the loans as compared to the net book value of the loans, the Company recorded an allowance for credit losses of $18.1 million during nine months ended September 30, 2000.

         In addition, a tenant in bankruptcy has the ability to reject executory contracts, including leases, to which they are a party. In the period before a lessee elects whether to assume or reject a lease, lessees in bankruptcy are required to continue to make lease payments. If Genesis rejects one or more of the leases, the Company would be required to re-lease, operate or sell the property subject to the rejected leases. Any such alternative may significantly decrease the Company's cash flow and could significantly and adversely affect its financial condition and results of operations. If the Company were required to operate one or more of the properties, it may have insufficient cash flow to do so. Alternatively, a debtor may assume a lease, in which case it is required to continue making lease payments.

         As Genesis and Multicare are not currently permitted to make interest payments to ElderTrust under bankruptcy filing rules, the Company's cash flow has been significantly reduced. As a result, the Company has suspended further distributions to its shareholders. The Company believes the distributions made to shareholders to date during 2000 will be sufficient to satisfy its REIT distribution requirements for 2000. The Company believes that it can continue to meet its debt service requirements after giving effect to this reduction in cash flow; however, any further reduction in cash flow would significantly and adversely affect the Company's ability to continue to meet its debt service requirements and could further significantly and adversely affect its financial condition and results of operations.

         The Company has a working capital deficit of $59.1 million at September 30, 2000, resulting primarily from the classification of the Credit Facility with an outstanding balance of $39.0 million at September 30, 2000 as current based on its maturity date of June 30, 2001, the classification of two bonds payable totaling $20.0 million at September 30, 2000 as current based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages and the classification of one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 as current based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000. If the Company is unable to pay-off or obtain replacement financing of the Credit Facility by June 30, 2001, or is unable to negotiate a further extension of the current Credit Facility at that time, or the Company is unable to obtain waivers of the failed covenants or a forbearance agreement from the lender, the bank could exercise its right to foreclose on the collateral securing the Credit Facility. If the

Company is unable to obtain waivers of the failed covenants under the bonds and mortgage payable or a forbearance agreement from the lenders, the lenders could exercise their rights to accelerate the related indebtedness or foreclose on the underlying collateral immediately. Foreclosure by the lenders would have a significant adverse affect on the Company's ability to continue its operations.

         The Company has incurred indebtedness to acquire its assets and may incur additional short and long-term indebtedness, and related interest expense, from time to time. The Company has unfunded construction loan commitments at September 30, 2000 of approximately $347,000 which, if required, it expects to fund with cash flows from operations and funds available under the Credit Facility. Due to certain defaults by the borrowers under the loan agreements, the Company believes it is no longer obligated to provide any further funding. The Company also was obligated, or had an option, to purchase eight assisted living facilities underlying term or construction loans, which will generally be leased back to the sellers pursuant to long-term leases. As previously disclosed, the Company is currently negotiating with Genesis and Multicare to restructure seven of these relationships. The Company did not exercise its option to purchase the remaining facility upon its August 1, 2000 maturity date. See "Liquidity and Capital Resources."

         Substantially all of the Company's revenues are currently derived from rents received under long-term leases of healthcare-related real estate.

         The Company has incurred operating and administrative expenses, which principally include compensation expense for its executive officers and other employees, office rental and related occupancy costs.

         The Company is self-administered and managed by its executive officers and staff, and has not engaged a separate advisor or paid an advisory fee for administrative or investment services, although the Company has engaged legal, accounting, tax and financial advisors as needed from time to time.

         The primary non-cash expenses of the Company are the depreciation of its healthcare facilities, amortization of its deferred loan origination costs and deferred financing costs.

Investments in Equity Investees

         The Company's Equity Investees represent entities in which the controlling interest is owned by Mr. D. Lee McCreary, the Company's President, Chief Executive Officer and Chief Financial Officer. As a result, the Company records its investments in, and results of operations from, these entities using the equity method of accounting in the unaudited condensed consolidated financial statements included herein.

              ET Capital Corp.

         The Company has a nonvoting 95% equity interest in ET Capital. The remaining voting 5% equity interest in ET Capital is owned by Mr. McCreary. As of September 30, 2000, ET Capital owned a $7.8 million second trust mortgage note executed by AGE Institute of Florida, which it acquired from Genesis during 1998. This note is secured by a second lien on 11 Florida skilled nursing facilities owned by AGE Institute of Florida and a second lien on accounts receivable and other working capital assets. The facilities are managed by subsidiaries of Genesis. This note matures on September 30, 2008 with payments of interest only, at a fixed annual rate of 13% due quarterly until the note is paid in full. ET Capital recorded interest income on the note of $256,000 and $769,000 during the nine months ended September 30, 2000 and 1999, respectively. The borrower ceased making interest payments to ET Capital during the quarter ended June 30, 2000.

         In September 1999, the senior lender on the $40.0 million first trust mortgage to the AGE Institute of Florida, which is guaranteed by Genesis, notified the borrower that it was in default of the loan due to the borrowers' failure to meet certain financial covenants. In November 1999, ET Capital notified the borrower that it was in default of the $7.8 million second trust mortgage loan held by ET Capital because of the default in the $40.0 million first trust mortgage loan. Subsequently, the senior lender extended the maturity date of the first mortgage trust loan from September 30, 1999 to March 28, 2000 to permit the AGE Institute of Florida time to obtain refinancing of the loan. A letter agreement dated December 22, 1999 made certain modifications and defined certain rights of the senior lender and ET Capital related to their respective loans to the AGE Institute of Florida.

         In June 2000, the senior lender on the $40.0 million first trust mortgage to the AGE Institute of Florida notified ET Capital that the borrower was in default of the first trust mortgage due to a default by Genesis, the guarantor, under an amendment to the loan agreement and that no forbearance or waiver of such default has been granted. Additionally, the senior lender is seeking recovery from ET Capital of an interest payment totaling approximately $250,000 received by ET Capital from the AGE Institute of Florida in April 2000, for the quarter ended March 31, 2000.

         The AGE Institute of Florida has been working to obtain replacement financing of the $40.0 million first trust mortgage loan. If the AGE Institute of Florida is unable to refinance the $40.0 million first trust loan, or is otherwise unable to reach acceptable extension terms with the senior lender, the senior lender may take actions to recover its investment in such first trust loan. ET Capital has no control over the actions of the senior lender and such actions could be unfavorable to ET Capital.

         Management of ET Capital has determined, based on a decrease in the underlying cash flows generated by the properties securing the note, the value of the underlying collateral may not be sufficient to satisfy the borrower's obligation under the note. As a result, a bad debt allowance of $7.8 million was recorded by ET Capital during the nine months ended September 30, 2000. The Company recorded 95% of this loss based on its 95% equity interest in ET Capital, which reduces its investment and advances to ET Capital.

         ET Capital's long-term debt includes two demand promissory notes payable to the Company aggregating $5.9 million at September 30, 2000 in connection with the above second mortgage transaction. These notes bear interest at a weighted average rate of 12.1% per annum with interest only payable quarterly. ET Capital ceased making interest payments to the Company during the quarter ended June 30, 2000. Management of the Company has determined that these notes are fully impaired at September 30, 2000.

         In addition to the AGE Institute of Florida second trust mortgage note and related notes payable to the Company, ET Capital has notes receivable aggregating $4.4 million at September 30, 2000 from two of the Company's Equity Investees and one of the Company's consolidated subsidiaries. These loans mature at various dates from April 2008 to December 2011 and bear interest at 14% per annum with interest and principal payable monthly. ET Capital has loans payable to the Company aggregating $3.4 million, bearing interest at 15% and maturing at various dates from April 2008 to December 2011.

         The Company recorded $591,000 and $966,000 in interest income for the nine months ended September 30, 2000 and 1999, respectively, on the notes receivable from ET Capital. The Company also recorded a loss of $7.5 million and income of $176,000 related to its equity interest in ET Capital's results of operations for the nine months ended September 30, 2000 and 1999, respectively. In addition, the Company recorded an impairment loss of $1.2 million on the remaining balance of the notes receivable from ET Capital issued in connection with the above second mortgage note transaction. See Note 4 of the Company's unaudited condensed consolidated financial statements included herein.

         ET Sub-Meridian Limited Partnership, L.L.P.

         The Company has a 99% limited partnership interest in ET Sub-Meridian. The 1% general partner interest is owned by a limited liability company of which Mr. McCreary is the sole member. ET Sub-Meridian owns the leasehold and purchase option rights to seven skilled nursing facilities located in Maryland and New Jersey, which it purchased from Genesis for $35.5 million in cash and issuance of $8.5 million in term loans during September 1998. The $8.5 million promissory note bears interest at an annual rate of 8.0% for the first year, 9.0% for the second year and 10.0% for remainder of the term of the note, with interest payable monthly through September 3, 2003. The note is guaranteed by the Company. The purchase options are exercisable by ET Sub-Meridian in September 2008 for a cash exercise price of $66.5 million. ET Sub-Meridian subleased the facilities to Genesis for an initial ten-year period with a ten-year renewal option. Genesis has guaranteed the subleases.

         Genesis has declared ET Sub-Meridian in default of the $8.5 million loan based on the fact that a principal payment of $3.0 million due on September 3, 1999 was not made. However, ET Sub-Meridian and the Company believe that Genesis agreed to extend the principal payment due on September 3, 1999 until the maturity date of September 3, 2003. The Company, ET Sub-Meridian and Genesis are working to resolve the dispute. Any agreement reached by the parties will be subject to bankruptcy court approval. The Company does not have sufficient cash available to satisfy the guarantee if it were required to do so.

         As part of the transaction, the Company agreed to indemnify the property owners for any loss of deferral of tax benefits prior to August 31, 2008 due to a default under a sublease or if a cure of a default by the Genesis subsidiary leasing the facilities resulted in a taxable event to the owners. The Company also agreed to indemnify Genesis for any amounts expended by Genesis under the back-up indemnity provided by Genesis to the current owners for the same loss.

         The Company recorded a loss of $1.8 million related to its equity interest in ET Sub-Meridian's results of operations for each of the nine months ended September 30, 2000 and 1999. ET Sub-Meridian has real estate investments and long-term debt of $103.9 million and $105.8 million, respectively, at September 30, 2000. See Note 4 of the Company's unaudited condensed consolidated financial statements included herein. At September 30, 2000, ET Sub-Meridian had a $17.6 million subordinated demand loan bearing interest at 12% per annum payable to the Company in connection with the above transaction. The Company recorded $1.6 million in interest income on this loan during each of the nine months ended September 30, 2000 and 1999.

         ET Sub-Heritage Andover, LLC
         ET Sub-Vernon Court, LLC
         ET Sub-Cabot Park, LLC
         ET Sub-Cleveland Circle, LLC

         The Company, through four limited liability companies (ET Sub-Heritage Andover, LLC, ET Sub-Vernon Court, LLC, ET Sub-Cabot Park, LLC, and ET Sub-Cleveland Circle, LLC), has member interests in three assisted living facilities and one independent living facility, which it acquired during December 1998 from an unrelated third party. A Genesis Equity Investee leases each of the facilities.

         The Company is the sole member of ET Sub-Heritage Andover, LLC, which, accordingly, is consolidated into the Company's unaudited condensed consolidated financial statements at September 30, 2000. In each of the remaining three limited liability companies, the Company has a 99% member interest. The 1% managing member interest in these three companies is owned by a limited liability company of which Mr. McCreary is the sole member. The Company currently has the option to acquire the 1% managing member interest in ET Sub-Vernon Court, LLC from Mr. McCreary. The option exercise price is $3,200. As the Company has the ability to acquire the 1% managing member interest in ET Sub-Vernon Court, LLC for a nominal amount, this company is consolidated into the Company's unaudited condensed consolidated financial statements at September 30, 2000.

         Three of these limited liability companies have subordinated demand loans in the aggregate amount of $5.1 million with the Company at September 30, 2000, bearing interest at 12% per annum. The Company recorded $286,000 and $285,000 in interest income for the nine months ended September 30, 2000 and 1999, respectively, in connection with the demand loans, aggregating $3.1 million at September 30, 2000, payable to the Company by the two unconsolidated limited liability companies. Additionally, three of the limited liability companies have loans payable to ET Capital aggregating $4.4 million at September 30, 2000, maturing at various dates from April 2008 to December 2011 and bearing interest at 14% per annum with interest and principal payable monthly.

         The Company recorded aggregate losses of $259,000 and $298,000 related to its equity interest in ET-Sub-Cabot Park, LLC's and ET Sub-Cleveland Circle, LLC's results of operations for the nine months ended September 30, 2000 and 1999, respectively. These two entities have real estate investments and aggregate long-term debt of $30.5 million and $30.4 million, respectively, at September 30, 2000. See Note 4 of the Company's unaudited condensed consolidated financial statements included herein.

Results of Operations

         Three months ended September 30, 2000 compared with the three months ended September 30, 1999

              Revenues

         Rental revenues of $4.7 million were generated for each of the three months ended September 30, 2000 and 1999.

         Interest income of $491,000, net of amortization of deferred loan costs of $10,000, was earned for the three months ended September 30, 2000. This represented a 63.6% decrease from $1.4 million for the corresponding period in 1999. This decrease was primarily comprised of a $883,000 decrease in interest earned on term and construction loans, resulting primarily from the non-receipt of third quarter 2000 interest due from Genesis and Multicare subsidiaries that were part of the June 22, 2000 Genesis and Multicare bankruptcy filings and a $34,000 decrease in interest earned on a note receivable from a former officer resulting from the non-receipt of third quarter 2000 interest due from the former officer, partially offset by lower amortization of deferred loan costs of $72,000.

         Interest from unconsolidated equity investees of $771,000 was earned during the three months ended September 30, 2000. This represented a 19.6% decrease from $959,000 for the corresponding period in 1999. This decrease resulted primarily from ET Capital not making its third quarter 2000 interest payment to the Company on its note payables related to the AGE Institute of Florida second mortgage held by ET Capital that is in default.

              Expenses

         Interest expense, which included amortization of deferred financing costs of $155,000, was $3.6 million for the three months ended September 30, 2000. This represented a 4.1% increase in interest expense from $3.4 million for the corresponding period in 1999. This increase was primarily due to higher interest expense on third-party debt of $433,000 resulting from the refinancing of eleven properties during the last half of 1999 at higher interest rates and a higher interest rate on the variable-rate Credit Facility, partially offset by a decrease in amortization of deferred financing costs of $294,000. During the last half of 1999, the Company completed refinancings of $41.2 million on seven properties with a fixed weighted average interest rate of 8.37% and $30.0 million on four properties with a variable interest rate of 3.00% over one-month LIBOR. Approximately $55.1 million of the debt proceeds were used to pay down the Company's outstanding Credit Facility, with a variable interest rate of 1.80% to 2.75% over one-month LIBOR during 1999, and approximately $10.4 million was used to pay-off an existing mortgage with an effective interest rate of 7.81%. The weighted average interest rate on outstanding third-party debt increased from 7.9% at September 30, 1999 to 8.8% at September 30, 2000. The Company's interest expense increased as a result of an increase in the one-month LIBOR from 5.38% at June 30, 1999 to 6.69% at September 30, 2000. The Company's interest rate on the Credit Facility was 9.44% at September 30, 2000 compared to 8.13% at September 30, 1999. The Company's interest rate on its variable rate mortgages was 9.69% at September 30, 2000.

         General and administrative expenses were $649,000 for the three months ended September 30, 2000. This represented a 15.1% increase from $564,000 for the corresponding period in 1999. This increase was primarily a result of third quarter legal fees incurred in connection with the June 22, 2000 Chapter 11 filings of Genesis and Multicare.

         An extraordinary loss of $1.2 million, net of a minority interest benefit of $86,000, was recorded during the three months ended September 30, 1999 in connection with the prepayment of an existing mortgage loan.

         Nine months ended September 30, 2000 compared with the nine months ended September 30, 1999

              Revenues

         Rental revenues of $14.1 million were generated for the nine months ended September 30, 2000. This represented a 1% increase from $13.9 million for the corresponding period in 1999.

         Interest income of $2.8 million, net of amortization of deferred loan costs of $137,000, was earned for the nine months ended September 30, 2000. This represented a 35.9% decrease from $4.4 million for the corresponding period in 1999. This decrease was primarily comprised of a $1.3 million decrease in interest earned on term and construction loans, resulting primarily from the non-receipt of June through September 2000 interest due from the Genesis and Multicare subsidiaries which were part of the June 22, 2000 bankruptcy filings as well as the 1999 sale of a construction loan receivable to a commercial bank, partially offset by additional funding of one construction loan during 1999, a $138,000 decrease in interest earned on a note receivable from a former officer resulting from the 1999 cancellation of indebtedness payable by the former officer to the Company of $2.6 million and a $70,000 decrease in interest earned on a third party receivable which was paid in 1999. During the nine months ended September 30, 2000, the Company recorded interest income of $1.5 million on loans to Genesis and Multicare subsidiaries that were part of the June 22, 2000 Genesis and Multicare bankruptcy filings. The recorded interest income on these loans represented interest payments for the period from January 2000 through May 2000. Interest payments on these loans, with an aggregate principal balance of $34.3 million prior to allowance for credit losses, ceased beginning with the June 2000 payment.

         Interest from unconsolidated equity investees of $2.5 million was earned during the nine months ended September 30, 2000. This represented a 12.9% decrease from $2.9 million for the corresponding period in 1999. This decrease resulted primarily from ET Capital not making its second or third quarter 2000 interest payment to the Company on its note payables related to the AGE Institute of Florida second mortgage transaction.

              Expenses

         Interest expense, which included amortization of deferred financing costs of $464,000, was $10.4 million for the nine months ended September 30, 2000. This represented a 9.1% increase in interest expense from $9.6 million for the corresponding period in 1999. This increase was primarily due to higher interest expense on third-party debt of $1.6 million resulting from the refinancing of eleven properties during the last half of 1999 at higher interest rates and a higher interest rate on the variable-rate Credit Facility partially offset by a decrease in amortization of deferred financing costs of $743,000.

During the last half of 1999, the Company completed refinancings of $41.2 million on seven properties with a fixed weighted average interest rate of 8.37% and $30.0 million on four properties with a variable interest rate of 3.00% over one-month LIBOR. Approximately $55.1 million of the debt proceeds were used to pay down the Company's outstanding Credit Facility, with a variable interest rate of 1.80% to 2.75% over one-month LIBOR during 1999, and approximately $10.4 million was used to pay-off an existing mortgage with an effective interest rate of 7.81%. The weighted average interest rate on outstanding third-party debt increased from 7.9% at September 30, 1999 to 8.8% at September 30, 2000. The Company's interest expense increased as a result of the increase in the interest rate on the Credit Facility in June 1999 from a margin of 1.80% to 2.75% over one-month LIBOR and an increase in the one-month LIBOR from 5.38% at September 30, 1999 to 6.69% at September 30, 2000. The Company's interest rate on the Credit Facility was 9.44% at September 30, 2000 compared to 8.13% at September 30, 1999. The Company's interest rate on its variable rate mortgages was 9.69% at September 30, 2000.

         General and administrative expenses were $2.7 million for the nine months ended September 30, 2000. This represented a 31.3% increase from $2.0 million for the corresponding period in 1999. This increase was primarily a result of a second quarter 2000 write-off of $682,000 of costs incurred in connection with property due diligence for investment transactions that were not completed because of adverse conditions in the capital markets and the June 22, 2000 Chapter 11 filings of Genesis and Multicare, as well as an increase in third quarter 2000 legal fees incurred in connection with the June 22, 2000 Chapter 11 filings of Genesis and Multicare.

         Bad debt expenses of $20.3 million were recorded during the nine months ended September 30, 2000 resulting from impairment charges recorded on real estate loans receivable of $18.1 million, investments in and advances to unconsolidated entities of $1.2 million and a note receivable from a former officer of the Company of $990,000 during the nine months ended September 30, 2000.

         Separation agreement expenses of $2.8 million were recorded during the nine months ended September 30, 1999 in connection with the resignation of a former officer of the Company. These expenses were comprised of cancellation of indebtedness payable by the former officer to the Company of $2.6 million and $200,000 in costs payable to third parties in connection with a separation agreement with the former officer.

         See "Three months ended September 30, 2000 compared with the three months ended September 30, 1999" for discussion of amounts recorded in connection with an extraordinary loss associated with debt extinguishment.

         The Company recorded aggregate losses of $9.6 million and $1.9 million for the nine months ended September 30, 2000 and 1999, respectively, in connection with its portion of the losses incurred by the Company's Equity Investees. This increase is primarily due to the $7.8 million credit loss recorded by ET Capital on the AGE Institute of Florida second mortgage transaction during the second quarter of 2000.

Liquidity and Capital Resources

         Net cash provided by operating activities was $6.3 million for the nine months ended September 30, 2000 compared to $13.0 million for the corresponding period in 1999. The decrease in net cash provided by operating activities is primarily the result of net changes in assets and liabilities, a decrease in interest revenue and an increase in interest expense.

         Net cash used in investing activities was $340,000 for the nine months ended September 30, 2000 compared to $4.2 million for the corresponding period in 1999. Net cash used in investing activities for the nine months ended September 30, 2000 principally included additional funding of reserve funds and deposits of $887,000 and capital expenditures of $112,000 partially offset by repayments of advances to unconsolidated entities of $659,000. Net cash used in investing activities for the nine months ended September 30, 1999 principally included funding of (a) $5.1 million in construction loans, (b) $2.6 million in reserve funds and deposits and (c) $1.7 million in capital expenditures, partially offset by $4.2 million in payments received on term and construction loans receivable and $720,000 of proceeds received from unconsolidated entities.

         Net cash used in financing activities was $6.7 million for the nine months ended September 30, 2000 compared to $7.9 million for the corresponding period in 1999. The decrease in net cash used in financing activities was primarily due to a 1999 prepayment penalty on a mortgage loan of $1.2 million During 2000, the Company had no new borrowings and continued repayment of existing borrowings in 2000, while in 1999, debt repayments were partially offset by new borrowings. Distributions to shareholders and minority interests also decreased from 1999 to 2000.

         At September 30, 2000, the Company's consolidated net real estate investments in properties and loans aggregated $198.3 million. The Company has a working capital deficit of $59.1 million at September 30, 2000, resulting primarily from the classification of the Credit Facility with an outstanding balance of $39.0 million at September 30, 2000 as current based on its maturity date of June 30, 2001, the classification of two bonds payable totaling $20.0 million at September 30, 2000 as current based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages and the classification of one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 as current based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000. Cash and cash equivalents were $2.9 million and $3.6 million, at September 30, 2000 and December 31, 1999, respectively.

         As of September 30, 2000, the Company had shareholders' equity of $73.4 million and Credit Facility borrowings and mortgages and bonds payable to third parties aggregating $147.1 million, which represents a debt to equity ratio of
2.01 to 1. This was an increase from the debt to equity ratio of 1.44 to 1 at December 31, 1999. This increase was due primarily to a net decrease in shareholder's equity of $30.1 million, which resulted from a net loss of $25.8 million and distributions to shareholders of $4.3 million for the nine months ended September 30, 2000.

         At September 30, 2000, the Company's third party indebtedness of $147.1 million consisted of $69.0 million in variable rate debt and $78.1 million in fixed rate debt. The weighted average annual interest rate on this debt was 8.72%. Based on interest rates at September 30, 2000, quarterly debt service requirements related to this debt approximate $3.9 million. In addition, the Company has guaranteed an additional $8.5 million of indebtedness of ET Sub-Meridian.

         The unfunded portion of construction loan commitments made by the Company were approximately $347,000 at September 30, 2000. Due to certain defaults by the borrowers under the loan agreements, the Company believes it is no longer obligated to provide any further funding.

         The Company previously was obligated to purchase and leaseback, upon the maturity of the related loan or the facility reaching stabilized occupancy, five assisted living facilities (Mifflin, Coquina Place, Lehigh, Berkshire and Harbor Place) securing term loans and two assisted living facilities (Oaks and Sanatoga) securing construction loans made by the Company in January 1998. Of these seven loans, which had an aggregate principal balance at September 30, 2000 of $21.0 million, net of allowance for credit losses, three loans, secured by the Mifflin, Coquina Place and Oaks facilities, were made to wholly-owned subsidiaries of Genesis, three loans, secured by the Lehigh, Berkshire and Sanatoga facilities, were made to wholly-owned subsidiaries of Multicare and one loan, secured by the Harbor Place facility, was made to a Genesis Equity Investee. The Company believes it is no longer bound by the purchase and leaseback obligations contained in the loan documents because the borrowers have, from time to time, not complied with all loan provisions. The Company is in discussions with Genesis and Multicare about a possible restructuring of transactions between the companies.

         The Company also had the option to purchase and leaseback one facility from an unaffiliated company for $13.0 million upon maturity of the related construction loan. The Company did not exercise its option to purchase this facility upon the August 1, 2000 maturity date.

         On January 3, 2000, the term of the Credit Facility was extended from January 1, 2000 to June 30, 2001 through an amendment which also reduced borrowings available under the Credit Facility to $45.4 million. At September 30, 2000, the Company had $39.0 million outstanding under the Credit Facility.

         The Credit Facility contains various financial and other covenants, including, but not limited to, minimum net asset value, minimum tangible net worth, a total leverage ratio and minimum interest coverage ratio. The Company's owned properties and properties underlying loans receivable with an aggregate cost of $58.5 million, net of allowance for credit losses, are included in the Credit Facility borrowing base and pledged as collateral at September 30, 2000. The terms require the Company to make monthly payments of principal equal to
 .22% of the outstanding balance on the first day of the prior calendar month. In addition, the Company is required to pay a monthly facility fee in an amount equal to .0625% of the outstanding balance. Re-borrowings are not permitted after repayment, except for the $5.75 million revolving credit portion of the Credit Facility. Any borrowings under the revolving credit portion of the Credit Facility are subject to prior approval from the issuer and are restricted to certain specified purposes, including dividend distributions. Dividend distributions over the term of the loan are limited to $3.0 million plus 95% of the Company's funds from operations, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") prior to January 1, 2000.

         The Company is currently seeking a waiver for its failure to meet the minimum tangible net worth, minimum net asset value and minimum interest coverage ratio requirements under the Credit Facility at September 30, 2000 and June 30, 2000, principally resulting from the bad debt charges recorded on real estate loans receivable, investments in and advances to unconsolidated entities and a note receivable from a former officer of the Company and certain other assets during the second quarter of 2000.

         Amounts outstanding under the Credit Facility bear interest at floating rates ranging from 2.75% to 3.25% over one-month LIBOR, as determined by the percentage of the Credit Facility outstanding as compared to the borrowing base. The interest rate on borrowings outstanding under the Credit Facility at September 30, 2000 was 9.44%, 2.75% over one-month LIBOR.

         The Company paid financing fees and other related costs of approximately $484,000 for the nine months ended September 30, 2000 primarily in connection with the January 3, 2000 amendment to the Credit Facility. Unamortized deferred financing costs in connection with the Credit Facility and mortgages payable aggregated approximately $1.4 million at September 30, 2000. Deferred financing costs of $464,000 were amortized during the nine months ended September 30, 2000 and included as a component of interest expense.

         The Company expects net cash provided by operations and funds available under the Credit Facility to be sufficient to enable it to meet its short-term cash flow requirements through December 31, 2000. Any further reduction in the Company's cash flows relating to the bankruptcy filings of Genesis and Multicare or otherwise, however, would adversely affect the Company's ability to meet its debt service requirements and could further significantly and adversely affect its financial condition and results of operations. The Credit Facility currently matures on June 30, 2001. If the Company is unable to pay-off or obtain replacement financing of the Credit Facility by June 30, 2001, or is unable to negotiate a further extension of the current Credit Facility at that time, or the Company is unable to obtain waivers of the failed covenants or a forbearance agreement from the lender, the bank could exercise its right to foreclose on the collateral securing the Credit Facility. The Company also failed to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to two bonds payable totaling $20.0 million at September 30, 2000. If the Company is unable to obtain waivers of the failed covenants under the bonds payable or a forbearance agreement from the bondholders, the bondholders could exercise their rights to accelerate the related indebtedness or foreclose on the underlying collateral immediately. Foreclosure by the lenders would also have a significant adverse affect on the Company's ability to continue its operations. Future increases in interest rates, as well as any defaults by tenants on their leases with the Company, also could adversely affect the Company's cash flow and its ability to pay its obligations. See "Item 3. Quantitative and Qualitative Disclosures About Market Risk."

         To qualify as a REIT, the Company must distribute to its shareholders each year at least 95% (90% for taxable years beginning after December 31, 2000) of its net taxable income, excluding any net capital gain. If the Company is unable to make required shareholder distributions, then the Company may be unable to qualify as a REIT and be subject to federal income taxes. As Genesis and Multicare are not permitted to make interest payments to ElderTrust during the pendency of their bankruptcy filings, these filings have significantly reduced the Company's cash flow. As a result, the Company has suspended further quarterly distributions to its shareholders. The Company believes the distributions made to shareholders to date during 2000 will be sufficient to satisfy its REIT distribution requirements for 2000.

         Facilities owned by the Company and leased to third parties under percentage and minimum rent triple net leases require the lessee to pay substantially all expenses associated with the operation of such facilities. Facilities owned by the Company and subject to percentage and minimum rent leases represent approximately 91% of the Company's investments in owned facilities at September 30, 2000. As a result of these arrangements, the Company does not believe it will be responsible for significant expenses in connection with the facilities during the terms of the leases. However, there can be no assurance the Company will not be responsible for significant expenses of its leased properties in the event one or more of its lessees default on their leases with the Company.

Funds from Operations

       The White Paper on Funds from Operations approved by the Board of Governors of NAREIT defines Funds from Operations (FFO) as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization and after comparable adjustments for the Company's portion of these items related to unconsolidated partnerships and joint ventures. In October 1999, NAREIT clarified the definition of FFO to include both recurring and non-recurring results of operations, except those results defined as "extraordinary items" under generally accepted accounting principles and gains and losses from sales of depreciable property. This clarified definition is effective for periods beginning January 1, 2000 and all prior periods presented.

       The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations using standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term using the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities using generally accepted accounting principles and should not be considered as an alternative to net income as an indication of the Company's financial performance, or to cash flow from operating activities as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

         The following table presents the Company's Funds from Operations for the periods presented below:


                                                             For the three months                For the nine months ended
                                                              Ended September 30,                      September 30,
                                                       ----------------------------------    ----------------------------------
                                                            2000               1999              2000                1999
                                                       ---------------    ---------------    --------------     ---------------
                                                                                   (in thousands)
Funds from Operations:
    Net loss                                                   ($584)             ($593)         ($26,790)            ($1,466)
    Minority interest                                            (40)               (40)           (1,926)                (99)
                                                     ---------------    ---------------    --------------     ---------------
    Net loss before minority interest                           (624)              (633)          (28,716)             (1,565)
    Adjustments:
        Real estate depreciation and amortization:
                Consolidated entities                          1,463              1,517             4,522               4,477
                Unconsolidated entities                        1,122              1,122             3,366               3,367
        Extraordinary loss on debt extinguishment                  -              1,296                 -               1,296
                                                     ---------------    ---------------    --------------     ---------------
     Funds from Operations before allocation to
        minority interest                                      1,961              3,302           (20,828)              7,575
     Less:
        Funds from Operations allocable to minority
           interest                                             (133)              (221)            1,396                (507)
                                                     ---------------    ---------------    --------------     ---------------
     Funds from Operations attributable to the
        common shareholders                                   $1,828             $3,081          ($19,432)             $7,068
                                                     ===============    ===============    ==============     ===============




Summary Condensed Consolidated Financial Data of Genesis

         As leases with and loans to Genesis represent a significant portion of the Company's consolidated assets and revenues, the Company has included certain summary condensed consolidated financial data of Genesis for the periods discussed below. The summary condensed consolidated financial data of Genesis was extracted from Genesis' quarterly report on Form 10-Q for the quarter ended June 30, 2000 as filed with the Securities and Exchange Commission (the "SEC").

         On June 22, 2000, Genesis and Multicare announced that they had filed for Chapter 11 bankruptcy protection following debt restructuring discussions with their senior lenders.

         The Genesis financial data presented includes only the most recent interim reporting period. The Company can make no representation as to the accuracy and completeness of Genesis' public filings. It should be noted that Genesis has no duty, contractual or otherwise, to advise the Company of any events subsequent to such dates which might affect the significance or accuracy of such information.

         Genesis is subject to the information filing requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available at the following Regional Offices of the Commission: 7 World Trade Center, New York, N.Y. 10048, and 500 West Madison Street, Suite 1400, Chicago, IL 60661. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like Genesis, that file electronically with the SEC. The address of that site is http://www.sec.gov.

         The following table sets forth certain summary condensed consolidated financial data for Genesis as of and for the periods indicated. Genesis consolidates the results of Multicare, in which Genesis has a 43.6% interest. The non-Genesis shareholders' remaining 56.4% in Multicare is recorded as minority interest.

                                                             For the three months                  For the nine months
                                                                ended June 30,                       ended June 30,
                                                       ----------------------------------   ----------------------------------
                                                            2000               1999              2000               1999
                                                       ---------------    ---------------    --------------    ---------------
                                                                       (in thousands, except per share data)
                   Operations Data
------------------------------------------------------
Net revenues                                                 $615,851           $465,088        $1,807,578         $1,408,911
Operating income before restructuring and capital
    costs (1)                                                  20,242             60,430           123,129            183,794
Multicare joint venture restructuring charge                        -                  -           420,000                  -
Depreciation and amortization                                  29,423             18,887            87,578             55,453
Lease expense                                                   9,661              6,655            28,674             19,641
Interest expense, net                                          61,180             29,515           170,682             85,295
Income (loss) before income taxes, minority
    interest, equity in net loss of unconsolidated
    affiliates, extraordinary item and cumulative
    effect of accounting change                               (80,022)             5,373          (583,805)            23,405
Income tax expense (benefit)                                  (20,233)             2,901           (35,968)            10,851
Income (loss) before minority interest, equity in
    net loss of unconsolidated affiliates,
    extraordinary item and cumulative effect of
    accounting change                                         (59,789)             2,472          (547,837)            12,554
Minority interest                                              10,268                  -            23,295                  -
Equity in net loss of unconsolidated affiliates                     -             (3,475)                -             (8,626)
Income (loss) before extraordinary item and
    cumulative effect of accounting change                    (49,521)            (1,003)         (524,542)             3,928
Extraordinary item, net of tax                                      -                  -                 -             (2,100)
Cumulative effect of accounting change (3)                          -                  -           (10,412)                 -
Net income (loss)                                             (49,521)            (1,003)         (534,954)             1,828
Net loss available to common shareholders (2)                ($60,937)           ($5,858)        ($566,051)          ($12,740)

Per common share data:
  Basic and diluted
    Loss before extraordinary items and cumulative
       effect of accounting change                             ($1.25)            ($0.17)          ($11.94)            ($0.30)
    Net loss                                                   ($1.25)            ($0.17)          ($12.16)            ($0.36)
    Weighted average shares common stock and
       equivalents                                         48,641,154         35,371,499        46,542,614         35,268,910

---------------
(1) Capital costs include depreciation and amortization, lease expense and interest expense.
(2) Net income (loss) reduced by preferred stock dividends.
(3) Cumulative effect of accounting change relates to October 1, 1999 adoption of American Institute of Certified Public Accountant's Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities," which requires start-up costs to be expensed as incurred.



                                                              June 30,              September 30,
                                                         --------------------     ------------------
                                                                2000                    1999
                                                         --------------------     ------------------
                                                                   (dollars in thousands)
                  Balance Sheet Data
--------------------------------------------------------
   Working capital                                                  $555,793              $ 235,704
   Total assets                                                    3,447,554              2,429,914
   Long-term debt                                                    101,440              1,484,510
   Liabilities subject to compromise                               2,481,890                      -
   Shareholders' equity                                             $ 71,258              $ 587,890

ITEM 3. Quantitative and Qualitative Disclosures About Market Risk

         The Company provides fixed rate mortgage loans to operators of healthcare facilities as part of its normal operations. The Company also has mortgages and bonds payable which bear interest at fixed rates. Changes in interest rates generally affect the fair market value of the underlying fixed interest rate loans receivable or payable, but not earnings or cash flows. Refer to the Company's annual report on Form 10-K for the year ended December 31, 1999 for discussion of the market risk associated with these financial instruments.

         The Company is exposed to market risks related to fluctuations in interest rates on its Credit Facility and variable rate mortgages. The Company utilizes interest rate cap agreements to limit the impact that interest rate fluctuations have on its variable rate mortgages. Interest rate cap agreements are used for hedging purposes rather than for trading purposes. The Company does not utilize interest rate swaps, forward or option contracts on foreign currencies or commodities, or any other type of derivative financial instrument, other than interest rate cap agreements.

         For variable rate debt, changes in interest rates generally do not impact fair market value, but do affect future earnings and cash flows. The weighted average interest rate on borrowings outstanding under the Credit Facility and variable rate mortgages was 9.55% at September 30, 2000. Assuming the Credit Facility and variable rate mortgage balances outstanding at September 30, 2000 of $69.0 million remains constant, each one percentage point increase in interest rates from 9.55% at September 30, 2000 would result in an increase in interest expense for the next twelve months of approximately $690,000, based on the current interest rate terms. Amounts outstanding under the Credit Facility bear interest at floating rates ranging from 2.75% to 3.25% over one-month LIBOR, as determined by the percentage of the Credit Facility outstanding as compared to the borrowing base. Variable rate mortgages bear interest at 3.00% over one-month LIBOR.

         The Company may borrow additional money with variable interest rates in the future. Increases in interest rates, therefore, would result in increases in interest expense, which could adversely affect the Company's cash flow and its ability to pay its obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                           PART II - OTHER INFORMATION

ITEM 3. Defaults Upon Senior Securities

         Events of default have been declared under two bonds payable totaling $20.0 million at September 30, 2000, which are guaranteed by the Company, based on the Company's failure since June 30, 2000 to meet the minimum net worth and interest coverage requirements under guarantee agreements relating to the underlying mortgages. In addition, an event of default has occurred under one mortgage payable with an outstanding balance of $2.8 million at September 30, 2000 based on the bankruptcy filing by Genesis. The Company also continued not to meet the minimum tangible net worth, the minimum net asset value and the interest coverage ratio requirements under the Credit Facility at September 30, 2000.

ITEM 6. Exhibits and Reports on Form 8-K

(a)      Exhibits

         The exhibits filed with this report are listed in the exhibit index on page 37.

(b)      Reports on Form 8-K

         On July 7, 2000, ElderTrust filed a Form 8-K addressing the June 22, 2000 Chapter 11 bankruptcy filings by Genesis and Multicare. The Form 8-K also described impairment charges on loans and other investments anticipated to be recorded by ElderTrust during the quarter ended June 30, 2000 and announced the suspension of quarterly distributions to shareholders and that certain events of default had been declared under its Credit Facility and certain other outstanding indebtedness.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on November 13, 2000.


                            ELDERTRUST




                            /s/ D. Lee McCreary, Jr.
                            ----------------------------------------------------
                               D. Lee McCreary, Jr.
                               President, Chief Executive Officer,
                               Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

                                  EXHIBIT INDEX


Exhibit No.     Description
-----------     -----------

   11.1 Computation of basic and diluted loss per share for the three and nine months ended September 30, 2000 and 1999.

   27.1         Financial Data Schedule for the nine months ended September 30,
                2000.

EXHIBIT 11.1


               COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE FOR
           THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

          The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:


                                            For the three months ended               For the nine months
                                                   September 30,                     ended September 30,
                                         ---------------------------------- --------------------------------
                                             2000             1999              2000               1999
                                         -----------      -------------     -------------      -------------
                                                                 (amounts in thousands)
Net loss available for common
     shareholders                              ($584)             ($593)         ($26,790)           ($1,466)
                                         ===========      =============     =============      =============

Weighted average common
     shares outstanding used in
     calculating basic and
     diluted net loss per
     common share                              7,119              7,201             7,119              7,206
                                         ===========      =============     =============      =============

Basic and diluted net loss per
     common share                             ($0.08)            ($0.08)           ($3.76)            ($0.20)
                                         ===========      =============     =============      =============